As filed with the Securities and Exchange Commission on December 6, 2004

Registration No. 333-120653

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1 to

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Niku Corporation

(Exact name of registrant as specified in its charter)

Delaware	77-0473454
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

305 Main Street

Redwood City, California 94063

(650) 298-4600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joshua Pickus

Chief Executive Officer

Niku Corporation

305 Main Street

Redwood City, California 94063

(650) 298-4600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Gregory C. Smith, Esq. Celeste E. Greene, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue, Suite 1100 Palo Alto, California 94301	Laird H. Simons, III, Esq. Cynthia Clarfield Hess, Esq. Fenwick & West LLP 801 California Street Mountain View, California 94041

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective and from time to time thereafter.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.     ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement consists of a base prospectus relating to a proposed "universal shelf" offering, followed by one preliminary prospectus suppplement relating to a currently proposed common stock offering from the amount proposed to be registered under the "shelf" offering.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated December 6, 2004

NIKU CORPORATION

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

WARRANTS

$100,000,000

This prospectus relates to common stock, preferred stock, debt securities and warrants for debt and equity securities which we may sell, and common stock that is presently outstanding that the selling stockholders named in this prospectus may sell, from time to time in one or more offerings up to an aggregate public offering price of $100,000,000. We will provide specific terms of these sales in supplements to this prospectus. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. You should read this prospectus and each supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

You should consider carefully the risk factors beginning on page 4 of this prospectus before making a decision to purchase our securities.

Our common stock is listed on the Nasdaq National Market under the symbol “NIKU.” On December 3, 2004, the last reported sale price of our common stock on the Nasdaq National Market was $17.21 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December     , 2004.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement on Form S-3 that we filed with the SEC. Under this shelf process, we may sell common stock, preferred stock, debt securities and warrants for debt and equity securities, and the selling stockholders may sell common stock that is currently outstanding, from time to time in one or more offerings up to an aggregate public offering price of $100,000,000. This prospectus provides you with a general description of the securities we or the selling stockholders may offer. Each time we or the selling stockholders sell any securities under this prospectus, we or the selling stockholders, as the case may be, will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described below under the headings “Incorporation of Certain Information By Reference” and “Where You Can Find More Information.”

The SEC allows us to incorporate by reference information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide you with information different from that contained in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

PROSPECTUS SUMMARY

This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, any accompanying prospectus supplement and the documents incorporated herein and therein, including “Risk Factors” and the financial statements, before making an investment decision.

We provide IT management and governance (IT-MG) software for large enterprises. Our core product, Clarity, centralizes IT oversight and governance functions while permitting distributed management of IT activities. At a strategic level, customers deploy our solutions to align IT initiatives with business priorities, control IT costs and meet increased compliance requirements. At a tactical level, customers use our products to achieve more efficient use of IT resources and deliver controlled and predictable execution of projects, programs and initiatives.

The role and operation of IT departments have changed significantly in recent years. The scale and complexity of IT organizations have grown as IT has become an increasingly important factor in many business initiatives. Standards for IT performance have increased as systems reach larger user populations and chief investment officers (CIOs) become accountable for financial results. At the same time, staffing IT organizations has become more complicated as heterogenous environments with dynamic combinations of employees, outsourcing providers and temporary labor become commonplace. Taken together, these changes have created a need for a management system for IT.

Our software provides IT management and governance for many large enterprises worldwide. We have over 300 customers, including many of the world’s leading companies. Forbes 2000 enterprises represented approximately two-thirds of our 20 largest customers, based on license revenue in the last four completed fiscal quarters. We reach our customers primarily through our direct sales force. We expect our indirect channel for software sales to become a significant factor in our business going forward.

Our objective is to be the market leader in IT-MG products and services and related areas. Key elements of our strategy include:

•	Maintaining product leadership in the IT-MG market;

•	Broadening the use of our products to adjacent areas;

•	Growing our direct sales organization;

•	Expanding our indirect sales channels; and

•	Pursuing strategic acquisitions.

We were incorporated in Delaware in January 1998. Our principal executive offices are located at 305 Main Street, Redwood City, CA 94063, and our telephone number is (650) 298-4600. Our website is http://www.niku.com. The information on our website does not constitute part of this document.

In this prospectus, “Niku,” “Company,” “we,” “us” and “our” refer to Niku Corporation and its subsidiaries. Niku and the Niku logo are our registered trademarks and Clarity is an unregistered trademark. This prospectus contains our tradenames and trademarks and those of other companies.

RISK FACTORS

You should carefully consider the following risk factors, in addition to the other information contained in this prospectus and in any other documents to which we refer you in this prospectus, before purchasing our securities. The occurrence of any of the following risks could materially and adversely affect our business, financial condition and operating results. In the case of such an adverse effect, the trading price of our common stock could decline and you might lose all or part of your investment.

Risks Related to the Company

Until fiscal 2004, we experienced losses each year since inception, and we could experience losses in the future.

We were incorporated in January 1998. Until fiscal 2004, our first profitable year, we experienced losses each year since inception. Although our financial results improved substantially in fiscal 2004 and 2005, these improvements may not continue, and we may incur losses in the future. Additional losses would materially and adversely affect our business, including our ability to make the investments necessary to execute on our business plan.

Our quarterly financial results have fluctuated significantly in the past, and may fluctuate significantly in the future.

Our quarterly operating results have fluctuated significantly in the past and may continue to fluctuate in the future. Our quarterly operating results are likely to be particularly affected by the number of customers licensing our products during any quarter and the size of such licensing transactions. We have limited visibility into our future revenue, especially license revenue, which often has been heavily concentrated in the third month of each quarter. Since we forecast our expenses and develop our hiring plans based in part on future revenue projections, our operating results would be adversely affected if we cannot meet those revenue projections.

Other factors that could affect our quarterly operating results include:

•	changes in the pricing of our products and services or those of our competitors or the announcement or introduction of new products or services by us or our competitors;

•	the demand for professional services to implement our products and our efficiency in rendering such services, including variability in the mix of internal resources and subcontractor resources used to implement our products;

•	variability in the mix of our product and services revenue in any quarter;

•	the amount and timing of operating expenses and capital expenditures relating to the business, including increased personnel costs for employees hired to meet forecasted demand which may not materialize;

•	changes in restructuring accruals based on changes in sublease estimates for lease facilities we vacated;

•	the application of variable accounting to stock options that were previously repriced and the imposition of new accounting rules relating to stock options; and

•	changes in foreign exchange rates.

Due to these and other factors, we believe that period-to-period comparisons of our results of operations should not be relied upon as indicators of our future performance. If we are unable to meet the expectations of investors with regard to future operating results, the price of our common stock would likely decline.

The failure of the IT-MG market to grow rapidly would impede our ability to meet our growth objectives.

Our ability to grow is constrained by the pace at which enterprises adopt IT management and governance as a category requiring sustained investment. Because we operate in a relatively new market, it takes time and effort to educate potential customers with regard to the benefits of our products and services. We cannot be certain that a viable market for our products will emerge or be sustainable. If the IT-MG market fails to develop, or develops more slowly than expected, demand for our products would be less than anticipated and our business and operating results would be seriously harmed.

Our market is highly competitive which could make it difficult for us to attract customers, cause us to reduce prices, and result in poor operating results.

The market for our products and services is competitive, dynamic and subject to frequent technological changes. We expect the intensity of competition and the pace of change to increase in the future. Our products compete with products of varying functionality offered by competing software vendors and products that have been developed by potential customers’ in-house development organizations. The primary competitive factors include product functionality, scalability, security, platform support for other enterprise requirements, ease of deployment, ease of use, price, and worldwide sales, support and professional services capabilities. Some of our competitors include:

•	IT systems vendors such as Compuware and Mercury Interactive;

•	application providers such as Lawson Software, Microsoft, PeopleSoft and SAP; and

•	privately-held providers of project management, portfolio management and professional services automation software.

We may not be able to maintain our competitive position against current or potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources. Competitors with greater resources may be able to undertake more extensive marketing campaigns, conduct broader sales distribution, adopt more aggressive pricing policies, offer a broader range of products and make more attractive offers to potential employees, distributors, resellers or other strategic partners. We expect additional competition from other established and emerging companies as the market for our products and services continues to develop.

We experience seasonality in our sales, which could cause our quarterly operating results to fluctuate from quarter to quarter.

We experience seasonality in the licensing of our products and sales of our services. For example, revenue has typically been lower in our first fiscal quarter due to patterns in the capital budgeting and purchasing cycles of our current and prospective customers. For the same reasons, we also expect that revenues in European markets may decline during July, the last month of our second fiscal quarter, and August, the first month of our third fiscal quarter. These seasonal variations in our revenue are likely to lead to fluctuations in our quarterly operating results.

Our products have a long sales cycle, which increases the cost of completing sales and renders completion of sales less predictable.

The sales cycle for our products is long, typically six months, making it difficult to predict the quarter in which we may recognize revenue from a sale, if at all. While we have seen reductions in this sales period in certain recent transactions, the general length of our sales cycle increases our costs and may cause license revenue and other operating results to vary significantly from period to period. Our products often are part of significant strategic decisions by our customers regarding their information systems. Accordingly, the decision to license our products typically requires significant pre-purchase evaluation. We spend substantial time providing information to prospective customers regarding the use and benefits of our products. During this evaluation period, we may expend significant funds in sales and marketing efforts. If anticipated sales from a specific customer for a particular quarter are not realized in that quarter, our operating results may be adversely affected.

Implementation of our products may be costly and time-consuming, and customers may become dissatisfied with the implementation time, expense or requirements, which could adversely affect market acceptance of our products.

Implementation of products as complex as those we offer may be costly and time-consuming. Customers could become dissatisfied with our products if implementation requires more time, expense or resources than they expected. Additionally, our financial results would be adversely impacted if, for customer satisfaction and reputation reasons, we do not bill our customers for time and expenses we incur in connection with these implementation issues. As part of the implementation, our products must integrate with many of our customers’ existing computer systems and software programs. Integrating with a number of computer systems and software programs can be time consuming and expensive and could lead to customer dissatisfaction and increased expenses. In the event that customers become dissatisfied with this process, our reputation may be harmed and the acceptance of our products by the market may decrease. It is difficult and expensive to recruit, train and retain qualified personnel to perform implementation services, and we may from time to time have inadequate levels of staffing to perform implementation services. As a result, our growth could be limited due to our lack of capacity to provide those services, or we could experience deterioration in service levels or decreased customer satisfaction, any of which would harm our business.

Our products may contain undetected defects and errors which could result in loss of or delay in revenue, failure to achieve market acceptance, or increased costs and other liabilities.

Products as complex as those we offer may contain undetected defects or errors. Despite internal testing and testing by our customers or potential customers, defects or errors may occur in our existing or future products. Such errors could result in additional development costs, diversion of technical and other resources from our other development efforts, or the loss of credibility with our current and prospective customers. In the future, if we are not able to detect and correct errors prior to release, we may experience a loss of or delay in revenue, failure to achieve market acceptance and increased costs to correct errors, any of which could adversely affect our operating results.

Defects or errors could also result in tort or warranty claims. Warranty disclaimers and liability limitation clauses in our customer agreements may not be enforceable. Furthermore, our errors and omissions insurance may not adequately cover us for claims. If a court were to refuse to enforce the liability-limiting provisions of our contracts for any reason, or if liabilities arose that were not contractually limited or adequately covered by insurance, our operating results could be adversely affected.

We must attract and retain qualified personnel, which is particularly difficult for us because we compete with other technology-related companies and are located in the San Francisco Bay area, where there is intense competition for personnel.

Our success depends on our ability to attract and retain qualified, experienced employees. We compete for experienced engineering, sales and consulting personnel with software vendors and other technology firms and consulting and professional services companies. It is particularly difficult to recruit and retain personnel in the San Francisco Bay area, where our headquarters is located. Although we provide compensation packages that include stock options, cash incentives and other employee benefits, we may not be able to attract, assimilate and retain highly qualified employees in the future.

The success of our business depends on the efforts and abilities of our senior management and other key personnel.

We depend on the continued services and performance of our senior management and other key personnel. Although we recently entered into a one year employment agreement with our Chief Executive Officer, we do not have long term employment agreements with any of our key personnel. The loss of any of our executive officers or other key employees could hurt our business and result in significant disruption to our ongoing operations.

Because a significant portion of our revenues comes from our international operations, we are subject to risks inherent in doing business in foreign countries that could adversely affect our results of operations.

International revenue represented 38% of our total revenue for the first nine months of fiscal 2005, making international activities a significant part of our business. Accordingly, we are exposed to risks that we would not face if we conducted our operations only in the United States. These include:

•	currency exchange rate fluctuations, particularly in countries where we sell our products in denominations other than U.S. dollars, such as in the United Kingdom, the euro zone, and Australia, or have exposures in intercompany accounts denominated in foreign currencies;

•	seasonal fluctuations in purchasing patterns in other countries, particularly declining sales during July and August in European markets;

•	difficulties in collecting accounts receivable in foreign countries, particularly European countries in which collections take considerably more time than the United States and collections are more difficult to effect;

•	the burdens of complying with a wide variety of foreign laws and reduced protection for intellectual property rights in some countries;

•	the need to develop internationalized versions of our products and marketing and sales materials; and

•	tariffs, export controls and other trade barriers.

Because we rely on sales of one product, Clarity, which accounts for substantially all of our revenue, if this product loses market acceptance our financial condition and results of operations will suffer.

Revenues from licenses of, and services related to, Clarity accounted for substantially all of our total revenue in fiscal 2004 and in the nine months ended October 31, 2004. We believe that revenues generated from Clarity will continue to account for a large portion of our revenues for the foreseeable future. A decline in the price of Clarity, or our inability to increase license sales of Clarity, would harm our business and operating results more seriously than it would if we had several different products and services to sell. In addition, our future financial performance will depend upon successfully developing and selling enhanced versions of Clarity, such as Clarity 7.5, which we expect to release in December 2004 and is subject to customer acceptance.

Market acceptance of our products and services may suffer if we are unable to enhance our products to meet the rapid technological changes in our industry.

Rapidly changing technology and standards may impede market acceptance of our products and services. Our business relies primarily on our licensing the rights to our products, particularly Clarity, and their components. Clarity has been designed based upon currently prevailing technologies such as hypertext markup language (HTML), extensible markup language (XML), extensible stylesheet language (XSL), Java Two Platform Enterprise Edition (J2EE), secure socket layer (SSL), and Simple Object Access Protocol (SOAP). If new technologies emerge that are incompatible with our products, our products could become obsolete and our existing and potential customers might seek alternatives. We may not be able to adapt quickly to new technologies.

Additionally, we design our products to work with databases such as Oracle Database Server and Microsoft SQL Server, operating systems such as Sun Solaris, Microsoft Windows, HP UX, IBM AIX and application servers such as IronFlare Orion, BEA WebLogic, and IBM WebSphere. Any changes to those products or increasing popularity of other products might require us to modify one or both of our products or services and could cause us to delay releasing future products and enhancements. As a result, the timing and nature of new product introductions or product modifications, and increases and decreases in the market acceptance of these products, could delay our product development, increase our research and development expenses and cause customers to delay evaluation, purchase and deployment of our products, all of which could adversely affect our operating results.

If we are unable to protect and enforce our intellectual property rights, our competitors might be able to use our technologies to develop their own products, which would harm our ability to compete.

We regard substantial elements of our products as proprietary and the steps we take to protect our intellectual property may be inadequate, time-consuming, and expensive. These steps, however, may be unable to prevent third parties from infringing upon or misappropriating our intellectual property, which could significantly harm our business and our ability to compete. For example, notwithstanding the security systems in place in 2002, Business Engine Corporation (Business Engine), a competitor, entered our network and misappropriated sales and development documents. As a result of this intrusion, we pursued litigation against Business Engine and the Department of Justice filed criminal charges against the then chief technology officer of Business Engine. While the former Business Engine chief technology officer pled guilty in the criminal action and the civil litigation resulted in the payment to us by Business Engine of $5 million in fiscal 2003 and an agreement by Business Engine to have its products monitored by a third party for a year, it also required us to devote management time and expense to prosecute the litigation against Business Engine.

We indemnify our customers against infringement claims involving our products, which could require us to incur substantial costs defending our rights and the interests of our customers.

Our standard product licenses provide that we agree to indemnify our customers against claims that our products infringe upon the intellectual property rights of others. There have been an increasing number of software patents issued, and this increased issuance rate heightens the likelihood of infringement claims. These claims, even if not meritorious, could be expensive and divert management’s attention from operating our business. We could incur substantial costs in defending ourselves and our customers against infringement claims. From time to time, in the past we have and in the future we expect to receive notices of potential infringement from third parties demanding that we cease any infringement and inviting us to take a license in order to continue marketing our products. If we become liable to third parties for infringement of their intellectual property rights, we could be required to pay a substantial damage award and to develop non-infringing technology, obtain one or more licenses for us and our customers from third parties, or cease selling the products that contain the infringing intellectual property. We may be unable to develop non-infringing technology or obtain a license at a reasonable cost, or at all. If any of the foregoing were to occur, there would be significant harm to our business.

We have filed for three copyright registrations. Although registration is not required to obtain protection under copyright laws, if our registration applications are rejected, or we fail to register copyrights for some of our products or do not file in a timely manner, it may limit our ability to seek certain remedies available under such laws. Currently, we have one issued patent and two other patent applications pending. Our current patent and patents that may be issued in the future may not provide us with competitive advantages over, or may be challenged by, third parties. We received U.S. registration of the trademarks Niku, the Niku logo, and Do What Matters. These registrations may not provide us with significant protection for our trademarks.

The copyright and trade secret laws, which are the principal source of protection for our intellectual property, offer only limited protection. In addition, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights in software are uncertain and still evolving, and the future viability or value of any of our intellectual property rights is uncertain. Effective trademark, copyright and trade secret protection may not be available in every country in which our products are distributed or made available.

Although we have taken precautionary measures to maintain our proprietary information, others may acquire equivalent information or otherwise gain access to or disclose our proprietary information. In the event that we are unable to meaningfully protect our rights to our proprietary information, our ability to compete will likely be harmed.

If we are unable to reach a favorable conclusion after assessing the effectiveness of our internal control over financial reporting, or if our independent auditors are unable to provide an unqualified attestation report, our stock price could be adversely affected.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and beginning with our Annual Report on Form 10-K for the year ending January 31, 2005, our management will be required to report on, and our independent auditors to attest to, the effectiveness of our internal controls over financial reporting as of January 31, 2005. The rules governing the standards that must be met for management to assess our internal controls over financial reporting are new and complex, and require significant documentation, testing and possible remediation. We are currently in the process of reviewing, documenting and testing our internal controls over financial reporting, which has and will likely continue to result in increased expenses and the devotion of significant management and other internal resources. We may encounter unforeseen problems or delays in completing the implementation of any changes necessary to make a favorable assessment of our internal controls over financial reporting and any requested improvements necessary to receive a favorable attestation. If we cannot favorably assess the effectiveness of our internal controls over financial reporting, or if our independent auditors are unable to provide an unqualified attestation report on our assessment, investor confidence and our stock price could be adversely affected.

Risks Related to Our Securities

Provisions of Delaware law and our certificate of incorporation and bylaws, certain voting agreements and the concentration of stock ownership could delay or prevent a change of control, even if doing so would benefit our stockholders.

Provisions of Delaware law and our certificate of incorporation and bylaws could have the effect of delaying or preventing a change in control, even if a change in control presumably would be beneficial to our stockholders. Relevant provisions include those:

•	authorizing the issuance of preferred stock without stockholder approval as described more fully below;

•	providing for a classified board of directors with staggered, three-year terms;

•	requiring two-thirds of the outstanding shares to approve amendments to some provisions of our certificate of incorporation and bylaws;

•	requiring a majority of the stockholders to call stockholder meetings; and

•	prohibiting stockholder actions by written consent.

In addition, Farzad and Rhonda Dibachi, our former chief executive officer and executive vice president of strategy and planning, and Limar Realty Corp. #30, the landlord for a significant facility whose lease we terminated in fiscal 2003, have entered into voting agreements in which they have agreed, in the case of the Dibachis, to vote as recommended unanimously by the board and, in the case of Limar, to vote as recommended by the board or in the same proportion as other votes cast on a given matter (excluding votes by the Dibachis). These provisions could delay or prevent an attempt to replace or remove our management and may make it more difficult for another party to take over our company without the approval of our board.

Sales of a significant volume of stock by certain stockholders that have not entered into lock-up agreements could cause our stock price to decline.

We cannot predict what effect, if any, future sales of our common stock, or the availability of common stock for future sale, will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our common stock and may make it more difficult for you to sell your common stock at a time and price which you deem appropriate.

The issuance of preferred stock could adversely affect the rights of holders of our common stock.

We are authorized, subject to limitations imposed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions. Our board of directors can also increase or decrease the number of shares of any series, but not below the number of shares of such series then outstanding, without any further vote or action by the stockholders. Our board may authorize the issuance of preferred stock with voting, conversion or liquidation rights that could adversely affect the rights of the holders of our common stock and could also adversely affect the market price of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Words such as “expects,” “anticipates,” “intends,” “could,” “may,” “believes” or “estimates” or similar language identify forward-looking statements, as do the negative of these terms and other comparable terminology, including, but not limited to, the following:

•	our future business, financial condition and results of operations;

•	maintaining and expanding market acceptance of our products or services;

•	competitiveness of our products or services;

•	customer satisfaction with our products or services;

•	any statements of belief; and

•	any statements of assumptions underlying any of the foregoing.

These forward-looking statements involve known and unknown risks and uncertainties. Our actual results may differ materially from those contemplated by the forward-looking statements. Factors that might cause or contribute to these differences include, but are not limited to, those discussed in the section of this prospectus entitled “Risk Factors” and sections in other documents filed with the SEC under similar captions. You should consider the risk factors and uncertainties under the caption “Risk Factors,” among other things, in evaluating our prospects and future financial performance. Before making a decision to invest in our common stock, you should be aware that the occurrence of the events described in the risk factors could harm our business, results of operations and financial condition. These forward-looking statements are made as of the date of this prospectus. We disclaim any obligation to update or alter these forward-looking statements in this prospectus or the other document in which they are found, whether as a result of new information, future events or otherwise, or any obligation to explain the reasons why actual results may differ.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the net proceeds from the sale of the securities that we may offer under this prospectus and any accompanying prospectus supplement will be used for general corporate purposes. In addition, we may use a portion of any net proceeds from the securities offered by us to acquire complementary products, technologies or businesses. We will have significant discretion in the use of any net proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities. We may invest the net proceeds temporarily until we use them for their stated purpose. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each of the periods indicated is as follows (in thousands):

	Year Ended January 31,					Nine Months Ended October 31, 2004
	2000	2001	2002	2003	2004
Ratio of earnings to fixed charges (1) (2)	—	—	—	—	—	5.95

(1)	For purposes of calculating this ratio, “earnings” consist of income (loss) before income taxes. “Fixed charges” consist of interest expense and the component of rent expense believed by management to be representative of the interest factor thereon.

(2)	Earnings were inadequate to cover fixed charges by $36.5 million, $130.5 million, $291.2 million, $37.6 million and $20,000 for the years ended January 31, 2000, 2001, 2002, 2003 and 2004, respectively.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock and preferred stock, together with the additional information included in any applicable prospectus supplements, summarizes the material terms and provisions of these types of securities but is not complete. For the complete terms of our common stock and preferred stock, please refer to our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws that are incorporated by reference into the registration statement which includes this prospectus and, with respect to preferred stock, the certificate of designation which will be filed with the Securities and Exchange Commission for each series of preferred stock we may designate, if any.

The specific terms of any common stock we and/or the selling stockholders may offer and of any preferred stock we may offer pursuant to this prospectus will be described in a prospectus supplement. If indicated in a prospectus supplement, the terms of such common stock or preferred stock may differ from the terms described below.

Common Stock

Under our Amended and Restated Certificate of Incorporation we may issue up to 60,000,000 shares of common stock. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available for that purpose. In the event of liquidation, dissolution or winding up of Niku, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to any preferential rights of any then outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are fully paid and non-assessable.

Our common stock is listed on the Nasdaq National Market under the symbol “NIKU.” The transfer agent and registrar for our common stock is Computershare Investor Service, L.L.C., 2 North LaSalle Street, Chicago, IL 60602.

Preferred Stock

Under our Amended and Restated Certificate of Incorporation we may issue up to 10,000,000 shares of preferred stock. No shares of preferred stock or options to purchase preferred stock are currently outstanding. Our board of directors has the authority, without further action by the stockholders, to issue up to the maximum authorized number of shares of preferred stock in one or more series. The board of directors also has the authority to designate the rights, preferences, privileges and restrictions of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series. The rights, preferences, privileges and restrictions of each series will be fixed by the certificate of designation relating to that series. Any or all of the rights of the preferred stock may be greater than the rights of the common stock.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Niku without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock.

Whenever preferred stock is to be sold pursuant to this prospectus, we will file a prospectus supplement relating to that sale which will specify:

•	the number of shares in the series of preferred stock;

•	the designation for the series of preferred stock by number, letter or title that shall distinguish the series from any other series of preferred stock;

•	the dividend rate, if any, and whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

•	the voting rights of that series of preferred stock, if any;

•	any conversion provisions applicable to that series of preferred stock;

•	any redemption or sinking fund provisions applicable to that series of preferred stock;

•	the liquidation preference per share of that series of preferred stock, if any; and

•	the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

Warrants

We currently have warrants to purchase 3,677 shares of our common stock outstanding. The warrants were issued in connection with the private placement which closed in February and April 2003 and have an exercise price of $3.40 per share and a five-year term.

Registration Rights

In connection with the private placement, we entered into a registration rights agreement with the investors that participated in the private placement. The registration rights agreement required us to file with the SEC, a shelf registration statement registering the resale of the shares of common stock issued in the private placement and issuable upon the exercise of the warrants, which we filed in April 2003 and which is currently effective. The registration rights terminate in two years, unless the shares are earlier sold or may be sold without registration. In addition, the investors also have piggyback registration rights to include their shares of common stock in any registration statement we file to register securities for our own account. These piggyback registration rights terminate in five years, unless the shares are earlier sold or may be sold without registration. Holders of these registration rights have waived the exercise of these registration rights in connection with the filing of this prospectus supplement.

DESCRIPTION OF THE DEBT SECURITIES WE MAY OFFER

The following description of the debt securities we may offer, together with the additional information included in any prospectus supplement, describes the material terms and conditions of this type of security but is not complete. For a more detailed description of the terms of the debt securities, please refer to the indenture between Niku and U.S. Bank National Association, the trustee under the senior indenture, relating to the issuance of the senior notes, and the indenture between Niku and U.S. Bank National Association, the trustee under the subordinated indenture, relating to issuance of the subordinated notes. We will file those documents with the SEC as exhibits to the registration statement of which this prospectus is a part.

We will describe in a prospectus supplement the specific terms of any debt securities we may offer pursuant to this prospectus. If indicated in a prospectus supplement, the terms of such debt securities may differ from the terms described below.

The senior notes will be issued under one or more senior indentures to be entered into between Niku and U.S. Bank National Association as trustee. The subordinated notes will be issued under one or more subordinated indentures to be entered into between Niku and U.S. Bank National Association as trustee. As used herein, the term “indentures” refers to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act. As used herein, the term “trustee” refers to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of certain material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indentures applicable to a particular series of debt securities, including the definitions therein of certain terms. Except as otherwise indicated, the terms of the senior indenture and the subordinated indenture will be identical.

General

Each prospectus supplement will describe the following terms relating to each series of notes that we may issue:

•	the title;

•	whether the notes are senior debt securities or subordinated debt securities and the terms of subordination;

•	any limit on the amount that may be issued;

•	whether or not such series of notes will be issued in global form, the terms and who the depositary will be;

•	the maturity date(s);

•	the annual interest rate(s) (which may be fixed or variable) or the method for determining the rate(s) and the date(s) interest will begin to accrue, the date(s) interest will be payable and the regular record date(s) for interest payment date(s) or the method for determining such date(s);

•	the place(s) where payments shall be payable;

•	Niku’s right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price(s) at which, such series of notes may, pursuant to any optional redemption provisions, be redeemed at Niku’s option, and other related terms and provisions;

•	the date(s), if any, on which, and the price(s) at which Niku is obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, such series of notes and other related terms and provisions;

•	the denominations in which such series of notes will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	any addition to, or modification or deletion of, any event of default or any covenant of Niku specified in the applicable indenture with respect to such series of notes;

•	terms and conditions, if any, pursuant to which such series of notes are secured; and

•	any other terms.

The debt securities may be issued as original issue discount securities. An original issue discount security is a debt security, including any zero-coupon debt security, which:

•	is issued at a price lower than the amount payable upon its stated maturity; and

•	provides that upon redemption or acceleration of the maturity, an amount less than the amount payable upon the stated maturity, shall become due and payable.

U.S. federal income tax considerations applicable to debt securities sold at an original issue discount security will be described in the applicable prospectus supplement. In addition, U.S. federal income tax or other considerations applicable to any debt securities which are denominated in a currency or currency unit other than U.S. dollars may be described in the applicable prospectus supplement.

Under the indentures, Niku will have the ability, in addition to the ability to issue debt securities, with terms different from those of debt securities previously issued, without the consent of the holders, to reopen a previous issue of a series of debt securities and issue additional debt securities of that series, unless such reopening was restricted when the series was created, in an aggregate principal amount determined by Niku. All such debt securities including those issued pursuant to such reopening shall vote together as a single class.

Conversion or Exchange Rights

The terms on which a series of notes may be convertible into or exchangeable for common stock or other securities of Niku will be set forth in the prospectus supplement relating thereto. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of Niku, and may include provisions pursuant to which the number of shares of common stock or other securities of Niku to be received by the holders of such series of notes would be subject to adjustment.

Consolidation, Merger or Sale

Unless otherwise noted in a prospectus supplement, the indentures will not contain any covenant which restricts the ability of Niku to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of its assets. However, any successor or acquirer of such assets must assume all of the obligations of Niku under the indentures or the notes, as appropriate.

Events of Default Under the Indenture

The following will be events of default under the indentures with respect to any series of notes issued:

•	failure to pay interest when due and such failure continues for thirty (30) days and the time for payment has not been extended or deferred;

•	failure to pay the principal (or premium, if any) when due;

•

failure to observe or perform any other covenant contained in the applicable series of notes or the indentures (other than a covenant specifically relating to another series of notes), and such failure continues for ninety (90) days after Niku receives notice from the trustee or holders of at least twenty-five percent (25%) in aggregate principal amount of the outstanding notes of that series;

•	if the series of notes is convertible into shares of common stock or other securities of Niku, failure by Niku to deliver common stock or the other securities when the holder or holders of such securities elect to convert the debt securities into shares of common stock or other securities of Niku; and

•	certain events of bankruptcy, insolvency or reorganization of Niku.

The supplemental indenture or the form of note for a particular series of notes may include additional events of default or changes to the events of default described above. For any additional or different events of default applicable to a particular series of notes, see the prospectus supplement relating to such series.

If an event of default with respect to notes of any series occurs and is continuing, the debenture trustee or the holders of at least twenty-five percent (25%) in aggregate principal amount of the outstanding notes of that series, by notice in writing to Niku (and to the debenture trustee if notice is given by such holders), may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to such series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest (unless such default or event of default has been cured in accordance with the indenture).

Any such waiver shall cure such default or event of default.

Subject to the terms of the indentures (as supplemented), if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes of that series, provided that:

•	it is not in conflict with any law or the applicable indenture;

•	the trustee may take any other action deemed proper by it which is not inconsistent with such direction; and

•	subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the notes of any series will only have the right to institute a proceeding under the indenture or to appoint a receiver or another trustee, or to seek other remedies if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•	the holders of at least twenty-five percent (25%) in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity to the trustee to institute such proceedings as trustee; and

•	the trustee does not institute such proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within sixty (60) days after such notice, request and offer.

These limitations do not apply to a suit instituted by a holder of notes if Niku defaults in the payment of the principal, premium, if any, or interest on, the notes.

Niku will periodically file statements with the trustee regarding its compliance with certain of the covenants in the indentures.

Modification of Indenture; Waiver

Niku and the trustee may change an indenture without the consent of any holders with respect to certain matters, including:

•	to cure any ambiguity, defect or inconsistency in such indenture;

•	to change anything that does not materially adversely affect the interests of any holder of notes of any series;

•	to provide for the assumption by a successor person or the acquirer of all or substantially all of the assets of Niku or the obligations of Niku under such indenture;

•	to add to the covenants of Niku for the benefit of holders of notes of any series or to surrender any right or power conferred upon Niku; and

•	to comply with any requirement of the SEC in connection with the qualification of an indenture under the Trust Indenture Act.

In addition, under the indentures, the rights of holders of a series of notes may be changed by Niku and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series affected. The following changes, however, may only be made with the consent of each holder of any outstanding notes affected:

•	changing the fixed maturity of such series of notes; or

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any such notes.

In addition, any reduction in the percentage of principal amount of notes, the holders of which are required to consent to any amendment, modification or waiver under the applicable indenture will require the affirmative consent of at least the percentage of notes which would originally have been required to make such consent, modification or waiver effective.

Form, Exchange and Transfer

The notes of each series will be issuable only in fully registered form without coupons and, unless otherwise specified in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures will provide that notes of a series may be issuable in temporary or permanent global form and may be issued as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by Niku and identified in a prospectus supplement with respect to such series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, notes of any series will be exchangeable for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, notes may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed if so required by Niku or the security registrar) at the office of the security registrar or at the office of any transfer agent designated by Niku for such purpose. Unless otherwise provided in the notes to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but Niku may require payment of any taxes or other governmental charges. The security registrar and any transfer agent (in addition to the security registrar) initially designated by Niku for any notes will be named in the applicable prospectus supplement. Niku may at any time designate additional transfer agents, rescind the designation of any transfer agent, or approve a change in the office through which any transfer agent acts, except that Niku will be required to maintain a transfer agent in each place of payment for the notes of each series.

If the notes of any series are to be redeemed, Niku will not be required to:

•	issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business fifteen (15) days before the day of mailing of a notice of redemption of any such notes that may be selected for redemption and ending at the close of business on the day of such mailing; or

•	register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any such notes being redeemed in part.

Information Concerning the Trustee

We have appointed U.S. Bank National Association as trustee under the indentures. The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only such duties as are specifically set forth in the indentures and, upon an event of default under an indenture, must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any notes on any interest payment date will be made to the person in whose name such notes, or one or more predecessor securities, are registered at the close of business on the regular record date for such interest.

Principal of and any premium and interest on the notes of a particular series will be payable at the office of the paying agents designated by Niku, except that unless otherwise indicated in the applicable prospectus supplement, interest payments may be made by check mailed to the holder. Unless otherwise indicated in such prospectus supplement, the corporate trust office of the trustee in the City of New York will be designated as Niku’s sole paying agent for payments with respect to notes of each series. Any other paying agents initially designated by Niku for the notes of a particular series will be named in the applicable prospectus supplement. Niku will be required to maintain a paying agent in each place of payment for the notes of a particular series.

All moneys paid by Niku to a paying agent or the trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to Niku, and the holder of the security thereafter may look only to Niku for payment thereof.

Governing Law

The indentures and the notes will be governed by and construed in accordance with the laws of the state of New York.

Subordination of Subordinated Notes

The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of Niku’s other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which Niku may issue, nor does it limit Niku from issuing any other secured or unsecured debt.

DESCRIPTION OF THE WARRANTS WE MAY OFFER

We may issue warrants, including warrants to purchase common stock, preferred stock, debt securities, or any combination of the foregoing. Warrants may be issued independently or together with any securities and may be attached to or separate from the securities. The warrants will be issued under warrant agreements to be entered into between us and a warrant agent as detailed in the prospectus supplement relating to warrants being offered.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the currencies in which the price or prices of the warrants may be payable;

•	the designation, amount, and terms of the offered securities purchasable upon exercise of the warrants;

•	the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of the warrants issued with each security;

•	if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

•	the price or prices at which and currency or currencies in which the offered securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of any federal income tax considerations; and

•	any other material terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

SELLING STOCKHOLDERS

The following table sets forth information as of November 30, 2004 regarding beneficial ownership of each selling stockholder that may offer shares of our common stock pursuant to this registration statement. When we refer to the “selling stockholders” in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who hold any of the selling stockholders’ interest.

	Shares Beneficially Owned Prior to Registration			Shares Beneficially Owned If All Registered Shares are Sold
Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned (1)	Number of Shares Being Registered (2)	Number of Shares Beneficially Owned If All Registered Shares are Sold	Percent of Total
Limar Realty Corp. #30 (3) 1730 S. El Camino Real, Suite 400 San Mateo, CA 94402	1,445,000	11.34%	1,445,000	0	0%

Walden VC II, L.P. and related funds (4) 750 Battery Street, 7th Floor San Francisco, CA 94111	1,729,921	13.57	1,729,921	0	0

Terence Garnett and Katrina Garnett (5)	802,742	6.30	802,742	0	0

Vector Capital Partners II, L.L.C. (6) 465 Montgomery Street, 19th Floor San Francisco, CA 94104	679,108	5.33	679,108	0	0

(1)	Percentages are based on 12,746,306 shares of common stock outstanding as of November 30, 2004.

(2)	Each of the selling stockholders may offer up to the number of shares of common stock listed under the heading “Number of Shares Being Registered”. The prospectus supplement issued in connection with any offering by any of the selling stockholders will provide further details with respect to the number of shares of common stock to be offered by each selling stockholder and the number of shares of common stock that would be beneficially owned by each selling stockholder following such an offering. The selling stockholders may elect to sell all or part of their common stock in the event that we commit to an underwritten public offering of our common stock. In addition, the selling stockholders may sell all or part of their common stock in an offering in which we do not participate. The decision by any of the selling stockholders to sell any of their respective common stock in an offering will depend upon the market price of our common stock at that time and other factors deemed relevant by such selling stockholder.

(3)	Theodore H. Kruttschnitt, III possesses voting and dispositive power over the shares held by Limar Realty Corp. #30. Mr. Kruttschnitt, III is a controlling stockholder of Limar Realty Corp. #30.

(4)	Represents 1,275,706 shares held by Walden VC II, L.P.; 163,520 shares held by Walden SBIC, L.P.; 14,126 shares held by Walden Capital Partners II, L.P.; 115,516 shares held by Walden VC II Side, L.P.; 5,727 shares held by Walden Investors; 39,641 shares held by Walden Management Co. Pension Fund; 32,275 shares held by Walden Management Corporation, 2,864 shares held by Walden Capital Partners; 48,271 shares held by the George Sarlo Revocable Trust dated 12/23/91; and 32,275 shares held by Sarlo-Berliner, Inc. Each disclaims beneficial ownership of the reported securities except to the extent of its pecuniary interest therein. Messrs. Matt Miller, Larry Marcus, Steve Eskenazi, Art Berliner, George Sarlo and Phil Sanderson possess voting and dispositive power over the shares held by WaldenVC and certain of its affiliated interests.

(5)	Represents 464,323 shares held by the Garnett Family Trust; 7,537 shares held by Terence Garnett; and 330,882 shares held by Katrina A. Garnett. Excludes 120,000 shares held by the Garnett 1996 Children’s Trust. Mr. and Mrs. Garnett do not possess any voting or dispositive power over shares held by the Garnett 1996 Children’s Trust and disclaim beneficial ownership over the shares held by the trust. Mr. Garnett and Ms. Garnett possess voting and dispositive power over the shares held by the Garnett Family Trust.

(6)	Represents 576,083 shares held by Vector Capital II, L.P.; 31,932 shares held by Vector Entrepreneur Fund II, L.P.; and 71,093 shares held by Vector Member Fund II L.P. Vector Capital Partners II, L.L.C. is the general partner of Vector Capital II, L.P., Vector Entrepreneur Fund II, L.P. and Vector Member Fund II, L.P. and may be deemed to have sole power to vote these shares. Messrs. Vaden and Alexander R. Slusky possess voting and dispositive power over the shares held by Vector Capital II, L.P. and its affiliates. Messrs. Vaden and Slusky are managing members of Vector Capital Partners II, L.L.C., which is the general partner of Vector Capital II, L.P.

PLAN OF DISTRIBUTION

We may sell the securities being offered pursuant to this prospectus directly to a limited number of purchasers or a single purchaser, to or through underwriters, through dealers or agents, or through a combination of such methods. In addition, we may sell securities not covered by this prospectus to third parties in privately negotiated transactions. The prospectus supplement with respect to the securities being offered will set forth the terms of the offering, including the names of the underwriters, dealers or agents, if any, the purchase price, the net proceeds to Niku, any underwriting discounts and other items constituting underwriters’ compensation, and initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

The selling stockholders may offer their common stock by any of the above described methods, in one or more offerings, pursuant to one or more prospectus supplements, and each such prospectus supplement will set forth the terms of the relevant offering. To the extent the shares of common stock offered pursuant to such a prospectus supplement remain unsold, the selling stockholder may offer those shares on different terms pursuant to another prospectus supplement, provided that, subject to Rule 462(b) under the Securities Act, no selling stockholder may offer or sell more shares in the aggregate than are indicated in the table set forth under the caption “Selling Stockholders” pursuant to any such prospectus supplements.

Each of the selling stockholders also may resell all or a portion of its shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of Rule 144.

If underwriters are used in an offering, we and/or the selling stockholders will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

If dealers are used in an offering, we and/or the selling stockholders will sell the securities to the dealers as principals. The dealers then may resell the securities to the public at varying prices which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

The securities may be sold directly by us, the selling stockholders or through agents designated by us or the selling stockholders. If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act of 1933) of the securities described therein. In addition,

we or the selling stockholders may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resales thereof.

Underwriters, dealers and agents may be entitled to indemnification by us and/or the selling stockholders against specific civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof, under underwriting or other agreements. The terms of any indemnification provisions will be set forth in a prospectus supplement. Certain underwriters, dealers or agents and their associates may engage in transactions with, and perform services for us and/or the selling stockholders in the ordinary course of business.

If so indicated in a prospectus supplement, we and/or the selling stockholders will authorize underwriters or other persons acting as agents to solicit offers by institutional investors to purchase securities pursuant to contracts providing for payment and delivery on a future date. We and/or the selling stockholders may enter contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutional investors. The obligations of any institutional investor will be subject to the condition that its purchase of the offered securities will not be illegal, at the time of delivery. The underwriters and other agents will not be responsible for the validity or performance of contracts.

Each underwriter, dealer and agent participating in the distribution of any offered securities that are issuable in bearer form will agree that it will not offer, sell, resell or deliver, directly or indirectly, offered securities in bearer form in the United States or to United States persons except as otherwise permitted by Treasury Regulations Section 1.163-5(c)(2)(i)(D).

Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on Nasdaq. Any common stock sold pursuant to a prospectus supplement will be eligible for quotation and trading on Nasdaq, subject to official notice of issuance. Any underwriters to whom securities are sold by Niku for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange or eligible for quotation and trading on Nasdaq.

LEGAL MATTERS

The validity of the common stock, preferred stock, debt securities and warrants to purchase debt or equity securities offered pursuant to this prospectus will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California, special counsel to Niku Corporation.

EXPERTS

The consolidated financial statements and the related consolidated financial statement schedule as of January 31, 2004 and 2003 and for each of the years in the three-year period ended January 31, 2004 incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended January 31, 2004 have been audited by KPMG LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended. The documents we incorporate by reference into this prospectus are:

(a) Our Quarterly Report on Form 10-Q for the quarter ended October 31, 2004;

(b) Our Quarterly Report on Form 10-Q for the quarter ended July 31, 2004;

(c) Our Quarterly Report on Form 10-Q for the quarter ended April 30, 2004;

(d) Our Annual Report on Form 10-K for the fiscal year ended January 31, 2004, including portions of our Proxy Statement for our 2004 Annual Meeting of Stockholders to the extent specifically incorporated by reference therein;

(e) Our Current Report on Form 8-K filed on February 26, 2004 (except to extent furnished and not filed with the SEC);

(f) Our Current Report on Form 8-K filed on May 18, 2004 (except to extent furnished and not filed with the SEC);

(g) Our Current Report on Form 8-K filed on August 17, 2004 (except to extent furnished and not filed with the SEC);

(h) Our Current Report on Form 8-K filed on November 16, 2004 (except to extent furnished and not filed with the SEC);

(i) Our Current Report on Form 8-K filed on November 23, 2004;

(j) Our Current Report on Form 8-K filed on December 1, 2004; and

(k) The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on January 6, 2000 under Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

We will furnish to you without charge upon your request a copy of any of the documents incorporated in this prospectus and any statement in, or incorporated in, this prospectus by reference, other than the exhibits to those documents unless those exhibits are specifically incorporated by reference. For a copy of any of the documents you should contact Niku Corporation, 305 Main Street, Redwood City, CA 94063, telephone number (650) 298-4600, Attention: Corporate Secretary.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934. We therefore file periodic reports, proxy statements and other information with the SEC. These reports may be obtained by visiting the Public Reference Room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549, or by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically.

Our internet address is www.niku.com. We make available, free of charge, through our internet website copies of our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to those reports, if any, filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as soon as reasonably practicable after filing such material electronically or otherwise furnishing it to the SEC.

We have filed a registration statement on Form S-3 regarding this offering with the SEC under the Securities Act of 1933. This prospectus, which constitutes a part of the registration statement, does not contain all the information contained in the registration statement, certain items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. You should refer to the registration statement and its exhibits to read that information. Statements made in this prospectus as to the content of any contract, agreement or other document are not necessarily complete and you should refer to the contracts, agreements and other documents attached as exhibits to the registration statement for a more complete description of the agreements, contracts and other documents.

The information contained in this prospectus supplement is not complete and may be changed. Neither we nor the selling stockholder may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated December 6, 2004

Prospectus Supplement to Prospectus Dated                      , 2004

Niku Corporation

3,000,000 Shares

Common Stock

This is a public offering of common stock of Niku Corporation. We are offering 1,608,778 shares of our common stock. The selling stockholder is offering an additional 1,391,222 shares of our common stock. We will not receive any proceeds from the sale of shares by the selling stockholder. Our common stock is traded on the Nasdaq National Market under the symbol “NIKU.” On December 3, 2004, the last reported sale price of our common stock was $17.21 per share.

Investing in our common stock involves risk. See “ Risk Factors” beginning on page S-6 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to Niku Corporation	$	$
Proceeds, before expenses, to the selling stockholder	$	$

We have granted the underwriters the right to purchase up to 450,000 additional shares of common stock to cover over-allotments.

Deutsche Bank Securities

Needham & Company, Inc.

SG Cowen & Co.

America’s Growth Capital

The date of this prospectus supplement is December     , 2004.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. We are offering the common stock only in jurisdictions where such offers are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus, or of any sale of the common stock. It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” below.

Niku and the Niku logo are registered trademarks and Clarity is an unregistered trademark of Niku Corporation. All other brand names and trademarks appearing in this prospectus supplement or the accompanying prospectus are the property of their respective holders.

Unless stated otherwise, references in this prospectus supplement and the accompanying prospectus to “Niku,” “we,” “us,” or “our” refer to Niku Corporation, a Delaware corporation.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained in greater detail elsewhere in this prospectus supplement. This summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein, including “Risk Factors” and the financial statements, before making an investment decision.

Our Business

We provide IT management and governance (IT-MG) software for large enterprises. Our core product, Clarity, centralizes IT oversight and governance functions while permitting distributed management of IT activities. At a strategic level, customers deploy our solutions to align IT initiatives with business priorities, control IT costs and meet increased compliance requirements. At a tactical level, customers use our products to achieve more efficient use of IT resources and deliver controlled and predictable execution of projects, programs and initiatives.

The role and operation of IT departments have changed significantly in recent years. The scale and complexity of IT organizations have grown as IT has become an increasingly important factor in many business initiatives. Standards for IT performance have increased as systems reach larger user populations and chief investment officers (CIOs) become accountable for financial results. At the same time, staffing IT organizations has become more complicated as heterogenous environments with dynamic combinations of employees, outsourcing providers and temporary labor become commonplace. Taken together, these changes have created a need for a management system for IT.

Our software provides IT management and governance for many large enterprises worldwide. We have over 300 customers, including many of the world’s leading companies. Forbes 2000 enterprises represented approximately two-thirds of our 20 largest customers, based on license revenue in the last four completed fiscal quarters. We reach our customers primarily through our direct sales force. We expect our indirect channel for software sales to become a significant factor in our business going forward.

Our objective is to be the market leader in IT-MG products and services and related areas. Key elements of our strategy include:

•	Maintaining product leadership in the IT-MG market;

•	Broadening the use of our products to adjacent areas;

•	Growing our direct sales organization;

•	Expanding our indirect sales channels; and

•	Pursuing strategic acquisitions.

We were incorporated in Delaware in January 1998. Our principal executive offices are located at 305 Main Street, Redwood City, CA 94063, and our telephone number is (650) 298-4600. Our website is http://www.niku.com. The information on our website does not constitute part of this document.

The Offering

Common stock offered by Niku Corporation	1,608,778 shares

Common stock offered by the selling stockholder	1,391,222 shares

Common stock to be outstanding after this offering	14,355,084 shares

Use of proceeds

We expect to use the net proceeds from this offering for general corporate purposes, including working capital and capital expenditures. We will not receive any proceeds from the sale of the shares by the selling stockholder. See “Use of Proceeds.”

Nasdaq National Market symbol	NIKU

The number of shares of our common stock to be outstanding after this offering is based upon 12,746,306 shares outstanding as of November 30, 2004. This number does not include:

•	2,348,565 shares of our common stock subject to outstanding options with a weighted average exercise price of approximately $7.63 per share;

•	148,051 shares of our common stock reserved for future issuance under our stock option plans; and

•	3,677 shares of our common stock subject to outstanding warrants with a weighted average exercise price of approximately $3.40 per share.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriters’ over-allotment option.

Summary Consolidated Quarterly Financial Data

Our fiscal year ends on January 31. The following table sets forth unaudited quarterly statement of operations data for the eight quarters ended October 31, 2004. The unaudited quarterly information has been prepared on substantially the same basis as the audited financial statements incorporated by reference in this prospectus supplement and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of operations for these periods. This information should be read in conjunction with the audited financial statements and the related notes incorporated by reference into this prospectus supplement. These quarterly operating results are not necessarily indicative of our operating results for any future period.

	Jan 31, 2003		Apr. 30, 2003	Jul. 31, 2003	Oct. 31, 2003	Jan 31, 2004	Apr. 30, 2004	Jul. 31, 2004	Oct. 31, 2004
	(in thousands, except per share data)
Statement of Operations Data:
Revenue:
License	$4,203		$3,213	$3,131	$6,048	$6,140	$6,331	$7,184	$7,404
Maintenance and Service	7,812		6,626	6,877	6,487	7,188	8,022	8,167	9,160

Total revenue	12,015		9,839	10,008	12,535	13,328	14,353	15,351	16,564
Total cost of revenue	2,787		2,626	2,941	3,343	3,487	3,854	3,921	4,711

Gross profit	9,228		7,213	7,067	9,192	9,841	10,499	11,430	11,853

Operating expenses:
Sales and marketing	4,103		3,582	3,364	4,800	4,761	5,420	5,707	6,385
Research and development	1,907		1,897	1,817	1,901	1,883	1,976	1,886	2,073
General and administrative	1,664		1,537	1,531	1,758	1,679	1,800	2,251	1,778
Restructuring and other	880		—	1,648	312	688	647	1,163	—
Stock-based compensation	135		61	74	93	65	176	(188)	326

Total operating expenses	8,689		7,077	8,434	8,864	9,076	10,019	10,819	10,562

Income (loss) from operations	539		136	(1,367)	328	765	480	611	1,291
Interest and other income (expense), net	4,962	(1)	(16)	(232)	149	217	18	50	274

Income (loss) before income taxes	5,501		120	(1,599)	477	982	498	661	1,565
Provision (benefit) for income taxes	(158)		18	41	32	(228)	19	155	199

Net income (loss)	$5,659		$102	$(1,640)	$445	$1,210	$479	$506	$1,366

Diluted net income (loss) per share	$0.63		$0.01	$(0.14)	$0.04	$0.10	$0.04	$0.04	$0.10

Weighted average common shares used in computing diluted net income (loss) per share	9,023		10,678	11,907	12,461	12,429	12,895	13,079	13,293

(1)	Interest and other income (expense), net includes a payment to us of $5.0 million from Business Engine Corporation that we received in December 2002 in settlement of a dispute.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, and all other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein, before purchasing our securities. The occurrence of any of the following risks could materially and adversely affect our business, financial condition or operating results. In the case of such an adverse effect, the trading price of our common stock could decline and you might lose all or part of your investment.

Risks Related to the Company

Until fiscal 2004, we experienced losses each year since inception, and we could experience losses in the future.

We were incorporated in January 1998. Until fiscal 2004, our first profitable year, we experienced losses each year since inception. Although our financial results improved substantially in fiscal 2004 and 2005, these improvements may not continue, and we may incur losses in the future. Additional losses would materially and adversely affect our business, including our ability to make the investments necessary to execute on our business plan.

Our quarterly financial results have fluctuated significantly in the past, and may fluctuate significantly in the future.

Our quarterly operating results have fluctuated significantly in the past and may continue to fluctuate in the future. Our quarterly operating results are likely to be particularly affected by the number of customers licensing our products during any quarter and the size of such licensing transactions. We have limited visibility into our future revenue, especially license revenue, which often has been heavily concentrated in the third month of each quarter. Since we forecast our expenses and develop our hiring plans based in part on future revenue projections, our operating results would be adversely affected if we cannot meet those revenue projections.

Other factors that could affect our quarterly operating results include:

•	changes in the pricing of our products and services or those of our competitors or the announcement or introduction of new products or services by us or our competitors;

•	the demand for professional services to implement our products and our efficiency in rendering such services, including variability in the mix of internal resources and subcontractor resources used to implement our products;

•	variability in the mix of our product and services revenue in any quarter;

•	the amount and timing of operating expenses and capital expenditures relating to the business, including increased personnel costs for employees hired to meet forecasted demand which may not materialize;

•	changes in restructuring accruals based on changes in sublease estimates for lease facilities we vacated;

•	the application of variable accounting to stock options that were previously repriced and the imposition of new accounting rules relating to stock options; and

•	changes in foreign exchange rates.

Due to these and other factors, we believe that period-to-period comparisons of our results of operations should not be relied upon as indicators of our future performance. If we are unable to meet the expectations of investors with regard to future operating results, the price of our common stock would likely decline.

The failure of the IT-MG market to grow rapidly would impede our ability to meet our growth objectives.

Our ability to grow is constrained by the pace at which enterprises adopt IT management and governance as a category requiring sustained investment. Because we operate in a relatively new market, it takes time and effort to educate potential customers with regard to the benefits of our products and services. We cannot be certain that a viable market for our products will emerge or be sustainable. If the IT-MG market fails to develop, or develops more slowly than expected, demand for our products would be less than anticipated and our business and operating results would be seriously harmed.

Our market is highly competitive which could make it difficult for us to attract customers, cause us to reduce prices, and result in poor operating results.

The market for our products and services is competitive, dynamic and subject to frequent technological changes. We expect the intensity of competition and the pace of change to increase in the future. Our products compete with products of varying functionality offered by competing software vendors and products that have been developed by potential customers’ in-house development organizations. The primary competitive factors include product functionality, scalability, security, platform support for other enterprise requirements, ease of deployment, ease of use, price, and worldwide sales, support and professional services capabilities. Some of our competitors include:

•	IT systems vendors such as Compuware and Mercury Interactive;

•	application providers such as Lawson Software, Microsoft, PeopleSoft and SAP; and

•	privately-held providers of project management, portfolio management and professional services automation software.

We may not be able to maintain our competitive position against current or potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources. Competitors with greater resources may be able to undertake more extensive marketing campaigns, conduct broader sales distribution, adopt more aggressive pricing policies, offer a broader range of products and make more attractive offers to potential employees, distributors, resellers or other strategic partners. We expect additional competition from other established and emerging companies as the market for our products and services continues to develop.

We experience seasonality in our sales, which could cause our quarterly operating results to fluctuate from quarter to quarter.

We experience seasonality in the licensing of our products and sales of our services. For example, revenue has typically been lower in our first fiscal quarter due to patterns in the capital budgeting and purchasing cycles of our current and prospective customers. For the same reasons, we also expect that revenues in European markets may decline during July, the last month of our second fiscal quarter, and August, the first month of our third fiscal quarter. These seasonal variations in our revenue are likely to lead to fluctuations in our quarterly operating results.

Our products have a long sales cycle, which increases the cost of completing sales and renders completion of sales less predictable.

The sales cycle for our products is long, typically six months, making it difficult to predict the quarter in which we may recognize revenue from a sale, if at all. While we have seen reductions in this sales period in certain recent transactions, the general length of our sales cycle increases our costs and may cause license revenue and other operating results to vary significantly from period to period. Our products often are part of significant strategic decisions by our customers regarding their information systems. Accordingly, the decision to license our products typically requires significant pre-purchase evaluation. We spend substantial time providing information to prospective customers regarding the use and benefits of our products. During this evaluation period, we may expend significant funds in sales and marketing efforts. If anticipated sales from a specific customer for a particular quarter are not realized in that quarter, our operating results may be adversely affected.

Implementation of our products may be costly and time-consuming, and customers may become dissatisfied with the implementation time, expense or requirements, which could adversely affect market acceptance of our products.

Implementation of products as complex as those we offer may be costly and time-consuming. Customers could become dissatisfied with our products if implementation requires more time, expense or resources than they expected. Additionally, our financial results would be adversely impacted if, for customer satisfaction and reputation reasons, we do not bill our customers for time and expenses we incur in connection with these implementation issues. As part of the implementation, our products must integrate with many of our customers’ existing computer systems and software programs. Integrating with a number of computer systems and software programs can be time consuming and expensive and could lead to customer dissatisfaction and increased expenses. In the event that customers become dissatisfied with this process, our reputation may be harmed and the acceptance of our products by the market may decrease. It is difficult and expensive to recruit, train and retain qualified personnel to perform implementation services, and we may from time to time have inadequate levels of staffing to perform these services. As a result, our growth could be limited due to our lack of capacity to provide those services, or we could experience deterioration in service levels or decreased customer satisfaction, any of which would harm our business.

Our products may contain undetected defects and errors which could result in loss of or delay in revenue, failure to achieve market acceptance, or increased costs and other liabilities.

Products as complex as those we offer may contain undetected defects or errors. Despite internal testing and testing by our customers or potential customers, defects or errors may occur in our existing or future products. Such errors could result in additional development costs, diversion of technical and other resources from our other development efforts, or the loss of credibility with our current and prospective customers. In the future, if we are not able to detect and correct errors prior to release, we may experience a loss of or delay in revenue, failure to achieve market acceptance and increased costs to correct errors, any of which could adversely affect our operating results.

Defects or errors could also result in tort or warranty claims. Warranty disclaimers and liability limitation clauses in our customer agreements may not be enforceable. Furthermore, our errors and omissions insurance may not adequately cover us for claims. If a court were to refuse to enforce the liability-limiting provisions of our contracts for any reason, or if liabilities arose that were not contractually limited or adequately covered by insurance, our operating results could be adversely affected.

We must attract and retain qualified personnel, which is particularly difficult for us because we compete with other technology-related companies and are located in the San Francisco Bay area, where there is intense competition for personnel.

Our success depends on our ability to attract and retain qualified, experienced employees. We compete for experienced engineering, sales and consulting personnel with software vendors and other technology firms and consulting and professional services companies. It is particularly difficult to recruit and retain personnel in the San Francisco Bay area, where our headquarters is located. Although we provide compensation packages that include stock options, cash incentives and other employee benefits, we may not be able to attract, assimilate and retain highly qualified employees in the future.

The success of our business depends on the efforts and abilities of our senior management and other key personnel.

We depend on the continued services and performance of our senior management and other key personnel. Although we recently entered into a one year employment agreement with our Chief Executive Officer, we do not have long term employment agreements with any of our key personnel. The loss of any of our executive officers or other key employees could hurt our business and result in significant disruption to our ongoing operations.

Because a significant portion of our revenues comes from our international operations, we are subject to risks inherent in doing business in foreign countries that could adversely affect our results of operations.

International revenue represented 38% of our total revenue for the first nine months of fiscal 2005, making international activities a significant part of our business. Accordingly, we are exposed to risks that we would not face if we conducted our operations only in the United States. These include:

•	currency exchange rate fluctuations, particularly in countries where we sell our products in denominations other than U.S. dollars, such as in the United Kingdom, the euro zone, and Australia, or have exposures in intercompany accounts denominated in foreign currencies;

•	seasonal fluctuations in purchasing patterns in other countries, particularly declining sales during July and August in European markets;

•	difficulties in collecting accounts receivable in foreign countries, particularly European countries in which collections take considerably more time than the United States and collections are more difficult to effect;

•	the burdens of complying with a wide variety of foreign laws and reduced protection for intellectual property rights in some countries;

•	the need to develop internationalized versions of our products and marketing and sales materials; and

•	tariffs, export controls and other trade barriers.

Because we rely on sales of one product, Clarity, which accounts for substantially all of our revenue, if this product loses market acceptance our financial condition and results of operations will suffer.

Revenues from licenses of, and services related to, Clarity accounted for substantially all of our total revenue in fiscal 2004 and in the nine months ended October 31, 2004. We believe that revenue generated from Clarity will continue to account for a large portion of our revenue for the foreseeable future. A decline in the price of Clarity, or our inability to increase license sales of Clarity, would harm our business and operating results more seriously than it would if we had several different products and services to sell. In addition, our future financial performance will depend upon successfully developing and selling enhanced versions of Clarity, such as Clarity 7.5, which we expect to release in December 2004 and is subject to customer acceptance.

Market acceptance of our products and services may suffer if we are unable to enhance our products to meet the rapid technological changes in our industry.

Rapidly changing technology and standards may impede market acceptance of our products and services. Our business relies primarily on our licensing the rights to our products, particularly Clarity, and their components. Clarity has been designed based upon currently prevailing technologies such as hypertext markup language (HTML), extensible markup language (XML), extensible stylesheet language (XSL), Java Two Platform Enterprise Edition (J2EE), secure socket layer (SSL), and Simple Object Access Protocol (SOAP). If new technologies emerge that are incompatible with our products, our products could become obsolete and our existing and potential customers might seek alternatives. We may not be able to adapt quickly to new technologies.

Additionally, we design our products to work with databases such as Oracle Database Server and Microsoft SQL Server, operating systems such as Sun Solaris, Microsoft Windows, HP UX, IBM AIX and application servers such as IronFlare Orion, BEA WebLogic, and IBM WebSphere. Any changes to those products or increasing popularity of other products might require us to modify one or both of our products or services and could cause us to delay releasing future products and enhancements. As a result, the timing and nature of new product introductions or product modifications, and increases and decreases in the market acceptance of these products, could delay our product development, increase our research and development expenses and cause customers to delay evaluation, purchase and deployment of our products, all of which could adversely affect our operating results.

If we are unable to protect and enforce our intellectual property rights, our competitors might be able to use our technologies to develop their own products, which would harm our ability to compete.

We regard substantial elements of our products as proprietary and the steps we take to protect our intellectual property may be inadequate, time-consuming, and expensive. These steps, however, may be unable to prevent third parties from infringing upon or misappropriating our intellectual property, which could significantly harm our business and our ability to compete. For example, notwithstanding the security systems in place in 2002, Business Engine Corporation (Business Engine), a competitor, entered our network and misappropriated sales and development documents. As a result of this intrusion, we pursued litigation against Business Engine and the Department of Justice filed criminal charges against the then chief technology officer of Business Engine. While the former Business Engine chief technology officer pled guilty in the criminal action and the civil litigation resulted in the payment to us by Business Engine of $5 million in fiscal 2003 and an agreement by Business Engine to have its products monitored by a third party for a year, it also required us to devote management time and expense to prosecute the litigation against Business Engine.

We indemnify our customers against infringement claims involving our products, which could require us to incur substantial costs defending our rights and the interests of our customers.

Our standard product licenses provide that we agree to indemnify our customers against claims that our products infringe upon the intellectual property rights of others. There have been an increasing number of software patents issued, and this increased issuance rate heightens the likelihood of infringement claims. These claims, even if not meritorious, could be expensive and divert management’s attention from operating our business. We could incur substantial costs in defending ourselves and our customers against infringement claims. From time to time, in the past we have and in the future we expect to receive notices of potential infringement from third parties demanding that we cease any infringement and inviting us to take a license in order to continue marketing our products. If we become liable to third parties for infringement of their intellectual property rights, we could be required to pay a substantial damage award and to develop non-infringing technology, obtain one or more licenses for us and our customers from third parties, or cease selling the products that contain the infringing intellectual property. We may be unable to develop non-infringing technology or obtain a license at a reasonable cost, or at all. If any of the foregoing were to occur, there would be significant harm to our business.

We have filed for three copyright registrations. Although registration is not required to obtain protection under copyright laws, if our registration applications are rejected, or we fail to register copyrights for some of our products or do not file in a timely manner, it may limit our ability to seek certain remedies available under such laws. Currently, we have one issued patent and two other patent applications pending. Our current patent and patents that may be issued in the future may not provide us with competitive advantages over, or may be challenged by, third parties. We received U.S. registration of the trademarks Niku, the Niku logo, and Do What Matters. These registrations may not provide us with significant protection for our trademarks.

The copyright and trade secret laws, which are the principal source of protection for our intellectual property, offer only limited protection. In addition, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights in software are uncertain and still evolving, and the future viability or value of any of our intellectual property rights is uncertain. Effective trademark, copyright and trade secret protection may not be available in every country in which our products are distributed or made available.

Although we have taken precautionary measures to maintain our proprietary information, others may acquire equivalent information or otherwise gain access to or disclose our proprietary information. In the event that we are unable to meaningfully protect our rights to our proprietary information, our ability to compete will likely be harmed.

If we are unable to reach a favorable conclusion after assessing the effectiveness of our internal control over financial reporting, or if our independent auditors are unable to provide an unqualified attestation report, our stock price could be adversely affected.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and beginning with our Annual Report on Form 10-K for the year ending January 31, 2005, our management will be required to report on, and our independent auditors to attest to, the effectiveness of our internal controls over financial reporting as of January 31, 2005. The rules governing the standards that must be met for management to assess our internal controls over financial reporting are new and complex, and require significant documentation, testing and possible remediation. We are currently in the process of reviewing, documenting and testing our internal controls over financial reporting, which has and will likely continue to result in increased expenses and the devotion of significant management and other internal resources. We may encounter unforeseen problems or delays in completing the implementation of any changes necessary to make a favorable assessment of our internal controls over financial reporting and any requested improvements necessary to receive a favorable attestation. If we cannot favorably assess the effectiveness of our internal controls over financial reporting, or if our independent auditors are unable to provide an unqualified attestation report on our assessment, investor confidence and our stock price could be adversely affected.

Risks Related to Our Securities

Provisions of Delaware law and our certificate of incorporation and bylaws, certain voting agreements and the concentration of stock ownership could delay or prevent a change of control, even if doing so would benefit our stockholders.

Provisions of Delaware law and our certificate of incorporation and bylaws could have the effect of delaying or preventing a change in control, even if a change in control presumably would be beneficial to our stockholders. Relevant provisions include those:

•	authorizing the issuance of preferred stock without stockholder approval as described more fully below;

•	providing for a classified board of directors with staggered, three-year terms;

•	requiring two-thirds of the outstanding shares to approve amendments to some provisions of our certificate of incorporation and bylaws;

•	requiring a majority of the stockholders to call stockholder meetings; and

•	prohibiting stockholder actions by written consent.

In addition, Farzad and Rhonda Dibachi, our former chief executive officer and executive vice president of strategy and planning, and Limar Realty Corp. #30, the landlord for a significant facility whose lease we terminated in fiscal 2003, have entered into voting agreements in which they have agreed, in the case of the Dibachis, to vote as recommended unanimously by the board and, in the case of Limar, to vote as recommended by the board or in the same proportion as other votes cast on a given matter (excluding votes by the Dibachis). These provisions could delay or prevent an attempt to replace or remove our management and may make it more difficult for another party to take over our company without the approval of our board.

Sales of a significant volume of stock by certain stockholders that have not entered into lock-up agreements could cause our stock price to decline.

We cannot predict what effect, if any, future sales of our common stock, or the availability of common stock for future sale, will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our common stock and may make it more difficult for you to sell your common stock at a time and price which you deem appropriate.

We have entered into lock-up agreements with each of our directors, our chief executive officer, our chief financial officer and the selling stockholder that restrict their ability to sell shares of our stock for 90 days from the commencement of the offering to which this prospectus supplement pertains, subject to a potential extension of the lock-up period for up to an additional 18 days under certain circumstances. We have not entered into lock-up agreements with many of our stockholders, including two major stockholders, Limar Realty Corp. #30 and Vector Capital Partners II, L.L.C., who currently hold 1,445,000 and 679,108 shares, respectively, which shares are currently registered for resale under a prior registration statement. Because a lock-up agreement is not in effect, Limar and/or Vector might sell a large volume of our stock under the prior registration statement, which could cause the price of our stock to decline and/or impair our ability to raise capital through the sale of additional stock.

The issuance of preferred stock could adversely affect the rights of holders of our common stock.

We are authorized, subject to limitations imposed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions. Our board of directors can also increase or decrease the number of shares of any series, but not below the number of shares of such series then outstanding, without any further vote or action by the stockholders. Our board may authorize the issuance of preferred stock with voting, conversion or liquidation rights that could adversely affect the rights of the holders of our common stock and could also adversely affect the market price of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Words such as “expects,” “anticipates,” “intends,” “could,” “may,” “believes” or “estimates” or similar language identify forward-looking statements, as do the negative of these terms and other comparable terminology, including, but not limited to, the following:

•	our future business, financial condition and results of operations;

•	maintaining and expanding market acceptance of our products or services;

•	competitiveness of our products or services;

•	customer satisfaction with our products or services;

•	any statements of belief; and

•	any statements of assumptions underlying any of the foregoing.

These forward-looking statements involve known and unknown risks and uncertainties. Our actual results may differ materially from those contemplated by the forward-looking statements. Factors that might cause or contribute to these differences include, but are not limited to, those discussed in the section entitled “Risk Factors” and in sections of other documents filed with the SEC under similar captions. You should consider the risk factors and uncertainties under the caption “Risk Factors,” among other things, in evaluating our prospects and future financial performance. Before making a decision to invest in our common stock, you should be aware that the occurrence of the events described in the risk factors could harm our business, results of operations and financial condition. These forward-looking statements are made as of the date of this prospectus supplement or the other document in which they are found. We disclaim any obligation to update or alter these forward-looking statements in this prospectus supplement or the other document in which they are found, whether as a result of new information, future events or otherwise, or any obligation to explain the reasons why actual results may differ.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $25.7 million from the sale of 1,608,778 shares of our common stock offered by us in this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us ($33.0 million if the underwriters exercise their over-allotment option in full). We will not receive any proceeds from the sale of the common stock being offered by the selling stockholder.

We expect to use the net proceeds from this offering for general corporate purposes, including working capital and capital expenditures. Accordingly, management will have broad discretion as to the application of the offering proceeds. Also, we may acquire businesses, technologies, assets and product lines that complement or expand our existing business, although we currently have no agreements or understandings relating to any such transactions. Pending our use of the net proceeds, we will invest them in short-term, investment-grade, interest-bearing securities.

DIVIDEND POLICY

Our present policy is to retain any earnings to finance future growth. We have never declared or paid any cash dividends on our capital stock and have no present intention of paying any cash dividends for the foreseeable future.

SELECTED CONSOLIDATED FINANCIAL DATA

	Year Ended January 31,					Nine Months Ended October 31,
	2000	2001	2002	2003	2004	2003	2004
	(In thousands, except per share data)					(unaudited)
Consolidated Statement of Operations Data:
License revenue	$5,584	$47,613	$31,974	$18,712	$18,532	$12,392	$20,919
Maintenance and service revenue	2,573	21,309	35,492	29,698	27,178	19,990	25,349
Total revenue	8,157	68,922	67,466	48,410	45,710	32,382	46,268
Gross profit	5,537	38,135	9,589	34,671	33,313	23,472	33,782
Total operating expenses	42,573	179,135	303,603	78,201	33,451	24,375	31,400
Operating income (loss)	(37,036)	(141,000)	(294,014)	(43,530)	(138)	(903)	2,382
Net income (loss)	(36,487)	(130,876)	(291,546)	(37,794)	117	(1,093)	2,351
Basic net income (loss) per share	$(56.08)	$(19.57)	$(39.20)	$(4.96)	$0.01	$(0.10)	$0.19
Shares used in computing basic net income (loss) per share	651	6,687	7,437	7,618	11,560	11,435	12,392
Diluted net income (loss) per share	$(56.08)	$(19.57)	$(39.20)	$(4.96)	$0.01	$(0.10)	$0.18
Shares used in computing diluted net income (loss) per share	651	6,687	7,437	7,618	11,886	11,435	13,043

	January 31,					October 31, 2004
	2000	2001	2002	2003	2004	Actual	As Adjusted(1)
						(unaudited)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$44,515	$138,892	$51,585	$16,670	$23,200	$24,640	$50,299
Working capital	32,691	121,350	11,028	1,219	10,456	16,550	42,209
Total assets	112,525	393,067	101,575	30,563	36,616	41,815	67,474
Long-term accrued restructuring	—	—	6,758	6,209	6,430	5,967	5,967
Long-term obligations, less current portion	1,725	268	—	3,750	108	194	194
Total stockholders’ equity (deficit)	(12,269)	318,393	31,557	(3,974)	7,195	11,891	37,550

(1)	Gives effect to our sale of 1,608,778 shares of common stock and receipt of $25,659,000 in proceeds from this offering, after deducting expenses of $505,000 and the underwriting discounts and commissions. The proceeds are computed based on an assumed offering price of $17.21, which was the last reported sale price of our common stock on the Nasdaq National Market on December 3, 2004.

BUSINESS

Overview

We provide IT management and governance (IT-MG) software for large enterprises. Our core product, Clarity, centralizes IT oversight and governance functions while permitting distributed management of IT activities. At a strategic level, customers deploy our solutions to align IT initiatives with business priorities, control IT costs and meet increased compliance requirements. At a tactical level, customers use our products to achieve more efficient use of IT resources and deliver controlled and predictable execution of projects, programs and initiatives.

Industry Background

The role and operation of IT departments have changed significantly in recent years. These changes include the following:

•	Scale and Complexity of IT Organizations. IT organizations have expanded substantially and now represent a large and complex part of virtually all Forbes 2000 organizations. Many large enterprises now employ tens of thousands of people in their IT organizations. These numbers increase if outsourcing providers and contractors are included in headcount. Along with this increase in size has come an increase in complexity. IT organizations today have a mix of internally developed applications and products from hundreds of vendors. These applications and products are often operated on a wide variety of hardware platforms, databases, operating systems and application servers, and are run by a geographically dispersed workforce consisting of employees, outsourcing providers and temporary labor. The scale and complexity of the modern IT organization present a significant management challenge.

•	Importance of IT Systems. IT systems are an important factor in many business initiatives undertaken today. Voice and data networks and software applications provide the foundation for daily operations in sales, marketing, manufacturing, customer service and finance organizations, and provide vital support for initiatives designed to increase revenues, decrease costs and improve product quality and customer retention. Executives are becoming increasingly aware of the importance of IT strategic alignment, governance and communication in achieving the business goals of the enterprise.

•	IT Standards for the Extended Enterprise. Business systems now often extend beyond the internal boundaries of an enterprise. Customers and suppliers use these extended enterprise systems, dramatically raising the level of expectation for system performance, scalability and visibility. Customers, for example, regularly place orders and obtain service using online systems maintained by IT, while suppliers place bids and receive orders using other online systems. These larger user communities have increased the requirements for IT quality and responsiveness.

•	IT ROI Requirements. Today, IT organizations must increasingly demonstrate returns on investment. Similar to their counterparts in sales, service, finance and marketing departments, IT managers are now expected to project their returns on investment and deliver on those projections with control and predictability. Delivering results with control and predictability has proven challenging in the absence of an integrated management system.

•	IT Outsourcing. Staffing the IT function is increasingly challenging, with many large enterprises using a dynamic combination of employees, outsourcing providers and temporary labor to deliver IT services. CIOs must decide which parts of their organizations can, should or will be outsourced and in order to do so require a clear and accurate view of costs throughout their IT-project portfolio. Once the answer is provided, CIOs need a comprehensive view of their available resources so that productivity can be optimized. Determining the optimal resource allocation without an accurate view of both supply of and demand for IT resources can be virtually impossible.

•	Compliance. Compliance and transparency are now major issues throughout the business enterprise, including the IT organization. In the past, IT performed relatively straight-forward auditability tasks such as backing up financial systems, generating transaction logs and managing access rights. With the introduction of regulatory mandates, such as Sarbanes-Oxley Act of 2002 in the United States and Basel II in the international banking community, compliance and transparency requirements have increased dramatically. Every key IT process, from system changes to accounting for time spent on particular initiatives, must now be documented and followed.

Niku Solution

We provide IT management and governance software for large enterprises. Our core product, Clarity, centralizes IT oversight and governance functions while permitting distributed management of IT activities. At a strategic level customers deploy our solutions to align IT initiatives with business priorities, control IT costs and meet increased compliance requirements. At a tactical level, customers use our products to achieve more efficient use of IT resources and deliver controlled and predictable execution of projects, programs and initiatives. Using our system, IT departments can:

•	Run like a business, forecasting and delivering results with accuracy and precision;

•	Align IT spending with business priorities, rapidly adjusting as conditions change;

•	Demonstrate measurable business value from technology investments;

•	Optimize outsourcing, consolidation and other cost reduction strategies;

•	Communicate more effectively with business partners and other stakeholders to create transparency, accountability and ownership; and

•	Better operate in accordance with today’s stringent corporate governance requirements.

Strategy

Our goal is to be the market leader in IT management and governance solutions and related areas. Our strategy for achieving that goal includes the following:

•	Maintain Product Leadership in the IT-MG Market. We believe that our volume of license revenues, our independent analyst rankings and our customer base have placed Clarity in a leadership position. We intend to maintain this leadership position by continually enhancing the Clarity solution and extending its capabilities. We currently plan to release the next version of Clarity in December 2004, and have further releases planned for 2005.

•	Broaden the Use of Our Products to Adjacent Areas. We plan to expand both the functional areas addressed by our products and the markets we serve. We intend over time both to add new and distinct products in related areas of IT and to address related markets such as product development with our solutions.

•	Grow Direct Sales Organization. We are adding sales resources in significant markets where we currently have no or only a limited presence, such as Latin America and Asia. We intend to continue our international expansion to ensure that our distribution capabilities enable us to capture opportunities in a significantly broader set of markets.

•	Expand Indirect Sales Channels. Our sales to date have largely been through our direct sales force. We intend to expand our indirect channels and increase the percentage of our sales coming from these channels. We plan to do this by expanding our relationships with existing systems integration partners and independent software vendors and by establishing new relationships with additional channel partners.

•	Pursue Strategic Acquisitions. We have acquired several companies in the past and we intend to seek to acquire businesses and technologies that will expand the functionality in our product offerings, augment our distribution channels, expand our market opportunity or broaden our customer base.

Products

Clarity

Clarity is comprised of eight modules based on a modern web services architecture. Clarity provides an integrated IT solution by combining top-down portfolio planning and analysis with bottom-up project, program, financial, demand and process management. Clarity gives executives a timely view into the demand placed upon their organization as well as their organization’s current and proposed investments, initiatives and resources. It also provides managers with enhanced control and predictability over project portfolio execution.

The eight Clarity modules are described below.

•	Portfolio Manager. The Portfolio Manager module enables an enterprise to align resources and investments with corporate goals. This provides a structured environment for deciding which projects, programs and initiatives to fund, which to sustain and which to eliminate.

•	Resource Planner. The Resource Planner module provides a solution to plan and manage resource capacity and balance it against work demand. The Resource Planner module provides capacity planning, skills management, resource search and qualification, staff requisitions, and resource reporting.

•	Project Manager. The Project Manager module provides functionality for project management, status and time tracking to enable companies to follow corporate best practices and methodologies, to produce optimal plans, to substantially eliminate communication barriers and to execute projects across the portfolio with precision.

•	Demand Manager. The Demand Manager module gives IT executives a holistic view of demand points, including project work, service work and incident driven requests, making it possible to strike a dynamic balance among them. The Demand Manager module also links to the Resource Planner and Financial Manager modules to provide insight into how staff time is spent on both project and service-oriented work, resulting in accurately forecasted future resource requirements and better “cost of ownership” tracking of existing systems.

•

Financial Manager. The Financial Manager module can capture, cost and account for project transactions. Categorization functionality allows segregation of capitalized expenditures from expenses for appropriate financial reporting and compliance with SOP 98-1. The Financial Manager module’s charge-back functionality allows transactions from internally-funded projects to be mapped to and allocated across business units and departments, providing equitable distribution of project costs.

•	Process Manager. The Process Manager module allows organizations to manage the workflow of business processes as a unified whole, making it easier to optimize these processes and standardize them across an entire organization. Because the Process Manager module offers the ability to manage the characteristics inherent in a process, business processes become more automated, adaptable, cohesive, collaborative and reusable. The results are increased business agility and lower process costs.

•	Clarity Studio. The Clarity Studio module allows users to configure Clarity to function the way their organizations work. Building on the extensibility and open architecture of the Clarity G2000 architecture, Clarity Studio provides the tools to create system partitions, add custom fields and forms, as well as to build custom portlets, pages, and menus that deliver visibility and access to the information that is important for each user, from project manager to CEO.

•	Schedule Connect. The Schedule Connect module provides bidirectional integration between Clarity and the two leading desktop project scheduling tools, Open Workbench and Microsoft Project.

Open Workbench

We also have an open source desktop project scheduling product called Open Workbench. Open Workbench serves two important roles for us. First, it is a valuable project scheduling adjunct to Clarity, to which it is closely integrated. Second, it raises awareness of our products within our target markets. We use this attention to help build demand for Clarity.

Technology

G2000 Architecture

Scalability. Clarity is based on a three-tier architecture, enabling organizations to scale the number of their users significantly and inexpensively. Because Clarity is built with J2EE technology, it provides the standards-based services required to deliver scalable and reliable deployments of Web services. J2EE-compliant deployments allow for portability across multiple platforms and interoperability with other J2EE-compliant applications.

The client tier of the Clarity architecture substantially eliminates desktop maintenance problems because its ultra-thin Web client requires no desktop software installs or downloads, no Java applets and no ActiveX controls. The application tier serves as a gateway between the client and data tiers. Its underlying J2EE application server controls Web, integration, business logic and persistence services and provides common application functions such as caching, security, globalization, configuration and workflow. The data tier contains both a transactional and a business intelligence repository. The integrated data mart facilitates rapid access to business data for reporting without negatively impacting the performance of day-to-day system use.

Clarity can be deployed in a clustered configuration in order to offer high levels of performance and availability. The Clarity system administration tool uses an intuitive, Web-based console to centralize the configuration and management of clusters within multiple sites. Additionally, Clarity supports horizontal scaling by replicating services, such as the application server, onto multiple services within a cluster.

Integration. Organizations can integrate Clarity with legacy systems, enterprise applications, such as ERP and CRM, and Microsoft Office applications, such as Excel. Integration with third-party software applications is simplified through the use of the Clarity XOG (XML Open Gateway), an extensive set of eXtensible Markup Language (XML) and Java-based application programming interfaces (APIs). XOG also supports Enterprise Application Integration products through infrastructure middleware. XOG offers pre-defined formats and mechanisms for integrating applications to Clarity while preserving data integrity through the enforcement of product business rules. Information exchange through integration APIs accesses the same business logic as when a user manually enters data. One set of all business logic for all information sources ensures consistency and reliability.

Clarity XOG APIs adhere to open industry standards such as SOAP-enabled Web Services, JDBC and JMS. Because the APIs are XML-based, even major system updates have minimal impact on a customer’s integration. In addition, the APIs allow for both real-time and batch invocations, allowing customers to define what information is transferred to each linked application and when it is done.

Mobility and Localization. Clarity was designed for enterprises that require access from any location, regardless of the network quality. Clarity is a simultaneously multi-lingual application, with Unicode format for double-byte languages to allow users to work on the same installation and experience the application in their native language/locale combinations. The locale function supports multi-currency and enables users in different time zones to receive all events and notifications in their local time.

Increasingly, mobile workers using low-bandwidth leased lines, PDAs or notebook computers over wired or wireless modems are challenged by network bandwidth limitations. For these users, Clarity provides bandwidth savings that can translate into productivity gains. Clarity is a narrowband-tolerant application that compresses HTML content, thereby using an average of seven times less network bandwidth than uncompressed HTML.

Security. Clarity offers its Precision Security functionality to protect a company’s sensitive project, product, financial and personnel information. For instance, companies can deploy Clarity so that all communication from server to browser is sent via a SSL-encrypted connection. Clarity can integrate with an existing LDAP system for authentication and authorization, making the implementation process even more efficient and supporting single sign-on deployments.

Rather than rely solely on individual user information to grant or deny access, Clarity can define security administration based on roles, groups and organizational breakdown structures (OBS). Roles and groups define the rights a user has to perform actions, and the OBS determines what the user can see and act upon. The combination of these two security models makes change management a far less tedious and time-consuming process as users change jobs or move around in the organization. Additionally, OBS-based Precision Security allows companies to construct virtual walls between internal and external units that share a common system, but still need to operate independently.

Configuration. Clarity Studio is a point-and-click configuration module that permits organizations to create and deploy personalized portals, pages, menus, graphs and business objects that adapt the software to a company’s business processes. Clarity Studio allows tailoring of business objects, such as portfolios, projects, resources and ideas, without programming or customization using PowerMods functionality. During upgrades, all modifications made using Clarity Studio are automatically reflected in the new installation to facilitate the upgrading process.

Clarity Core

Clarity’s eight modules are supported and connected by a set of core services that allow users to collaborate, manage documents, build personalized dashboards, and create and analyze business information.

The collaboration functionality in Clarity Core services allows teams to work together on various types of business initiative with participants from around the globe. Using core collaboration services, users can resolve issues, manage project events and action items, and access existing knowledge.

The document management functionality in Clarity core services allows users to store and share documents. Administrators can apply the Precision Security features in Clarity to secure documents not only by user, group or role, but also by organizational breakdown structure (OBS), ensuring that everyone has access to the documents they need and nothing more. With document management, users can control document versions, use powerful search functionality, and route documents with workflow. Automated workflow is essential when virtual teams are spread worldwide. The process automation features in Clarity allow users to route documents for review and approval using standard or customized workflows. This functionality reduces cycle time and provides metrics for finding and eliminating bottlenecks.

The Clarity system provides a set of portal functionality that enables users to create and use their own custom dashboards. Each of these dashboards is comprised of a set of portlets—small windows of information presented as graphs, tables or web page snippets—that are built and deployed by users within the Clarity Studio module. These portlets access information from within the Clarity environment, from other databases within the enterprise, and from external sources available in HTML format, such as business news and network status information.

Clarity simplifies the business intelligence process by providing real-time portal views and reporting and analytics to offer users a more structured way to understand this information.

With Clarity core services, we provide an integrated reporting engine that provides data visualization and analysis capabilities. Standard reports are embedded throughout the software and are readily accessible for users to answer key questions about their work and business. With reporting and analytics, users can drill-down from reports and receive role-based results.

Customers

We target Forbes 2000 enterprises. As of October 31, 2004, we had licensed Clarity or its predecessor, Niku 6, to more than 300 customers for more than 340,000 users. No customer accounted for more than 10% of our revenue in fiscal 2002, 2003, 2004 or the nine months ended October 31, 2004.

Financial services companies comprise our largest group of customers. Our financial services companies customers include HBOS, Rabobank, ABN AMRO Services Company, Inc., Brown Brothers Harriman and National City Corporation.

Healthcare customers include Misys Healthcare Systems, Hospital Corporation of America, AstraZeneca PLC, Kaiser Permanente and PacifiCare Health Systems, Inc.

Government customers include UK Office of Government Commerce, State of Minnesota, Pennsylvania Department of Transportation, Australian Roads and Traffic Authority and Central Justitieel Incasso Bureau.

Technology and telecommunications customers include SingTel Optus, Motorola Inc., Syniverse Technologies, Inc., Vodafone Group PLC and Cesky Mobile A.S.

Consumer goods and services customers include DaimlerChrysler Corporation, British Airways Plc, Target Corporation, CSX Technology Incorporated and Toyota Motor Corporation.

Sales and Marketing

We sell our products and services primarily through our worldwide direct sales force. Additionally, we are developing a reseller channel, which we expect to be increasingly significant, especially outside North America.

We also have dedicated technical pre-sales professionals who assist with creating customer-tailored business proposals, product demonstrations and presentations that address the specific needs of each prospective customer. We have technical pre-sales professionals deployed regionally around the world, including throughout the United States and in the United Kingdom, The Netherlands, France, Germany and Australia.

We also have inside sales teams in the United States and Europe to develop qualified leads for our direct sales teams and resale partners.

Service and Support

We offer professional services to assist in the implementation and use of our software. Our professional services consultants assist customers in many aspects of the implementation process, including requirements assessment, implementation planning and design, data migration, systems integration, deployment and training.

We also offer technical support to our customers. We maintain support centers in the United States, Europe and Asia, providing customers with full coverage regardless of time zone. Utilizing advanced call distribution and on-line customer engagement technologies, our customer support delivers high quality, rapid response in local languages throughout the world.

Our customer support utilizes world class enterprise support techniques, providing support for high levels of responsiveness and engineering for optimal resourcing. Our customers also benefit from customer support’s Test Center, where multiple permutations of hardware and software infrastructure are maintained, allowing for the easy replication of customer configurations and rapid diagnosis of issues.

Competition

The market for our products and services is competitive, dynamic and subject to frequent technological changes. We expect the intensity of competition and the pace of change to increase in the future. Our products compete with products of varying functionality offered by competing software vendors and products that have been developed by potential customers’ in-house development organizations. The primary competitive factors include product functionality, scalability, security, platform support for other enterprise requirements, ease of deployment, ease of use, price, and worldwide sales, support and professional services capabilities. Some of our competitors include:

•	IT systems vendors such as Compuware and Mercury Interactive;

•	application providers such as Lawson Software, Microsoft, PeopleSoft and SAP; and

•	privately-held providers of project management, portfolio management and professional services automation software.

We may not be able to maintain our competitive position against current or potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources. Competitors with greater resources may be able to undertake more extensive marketing campaigns, conduct broader sales distribution, adopt more aggressive pricing policies, offer a broader range of products and make more attractive offers to potential employees, distributors, resellers or other strategic partners. We expect additional competition from other established and emerging companies as the market for our products and services continues to develop.

Intellectual Property

We regard substantial elements of our products as proprietary. The steps we take to protect our intellectual property are time-consuming and expensive and may not prevent third parties from infringing upon or misappropriating our intellectual property, which could significantly harm our business and our ability to compete.

We have filed for three copyright registrations. Although registration is not required to obtain protection under copyright laws, if our registration applications are rejected, or we fail to register copyrights for some of our products or do not file in a timely manner, it may limit our ability to seek certain remedies available under these laws. Currently, we have one issued patent and other patent applications pending. Our current patent and patents that may be issued in the future may not provide us with competitive advantages over, or may be challenged by, third parties. We have received U.S. registration of the trademarks Niku, the Niku logo, and Do What Matters. These registrations may not provide us with significant protection for our trademarks.

The copyright and trade secret laws, which are the principal source of protection for our intellectual property, offer only limited protection. In addition, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights in software are uncertain and still evolving, and the future viability or value of any of our intellectual property rights is uncertain. Effective trademark, copyright and trade secret protection may not be available in every country in which our products are distributed or made available.

Employees

As of October 31, 2004, we had a total of 246 employees, including 86 in sales and marketing, 54 in professional services, 48 in research and development, 24 in customer support and 34 in general and administrative functions. Of these, 180 employees were located in the United States and 66 employees were located outside the United States. None of our employees is represented by a collective bargaining agreement. We have not experienced any work stoppage, and we consider our relations with our employees to be good.

Facilities

Our principal executive office occupies approximately 37,247 square feet in Redwood City, California under a lease that expires in June 2005. We also occupy other leased facilities in the United States and Europe under leases that expire at various times through April 2009.

We believe that our current facilities will be adequate to meet our needs in the foreseeable future.

MANAGEMENT

Officers and Directors

Our officers and directors and their ages as of November 30, 2004 are as follows:

Name	Age	Position
Joshua Pickus	43	President, Chief Executive Officer and Chairman of the Board
Michael Shahbazian	57	Chief Financial Officer
Michael Sayer	53	Executive Vice President, Worldwide Sales
David Hurwitz	44	Vice President, Marketing and Strategy
Mark Moore	40	Executive Vice President, Products and Services
Jules Ehrlich	45	Vice President, Global Services
Ravi Chiruvolu	36	Director
Matt Miller	41	Director
Sam Spadafora	62	Director
Edward F. Thompson	66	Director
Peter Thompson	48	Director

Joshua Pickus has served as our President and Chief Executive Officer since November 2002 and the Chairman of the Board since February 2003. Prior to becoming Chief Executive Officer, Mr. Pickus served as our Chief Financial Officer from February 2001 to October 2002 and our President, Vertical Markets from November 1999 to January 2001. Before joining Niku, Mr. Pickus was a partner in the private equity group at Bowman Capital Management, a technology investment firm, and a partner at Venture Law Group, a Silicon Valley law firm. Mr. Pickus holds an A.B. in public and international affairs from Princeton University and a J.D. from the University of Chicago Law School.

Michael Shahbazian has served as our Chief Financial Officer since January 2003. Prior to joining Niku Mr. Shahbazian served as a CFO for both public and private technology companies including ANDA Networks, Inventa Technologies and Walker Interactive. Prior to these roles, Mr. Shahbazian spent nearly 20 years with Amdahl Corporation in a variety of senior finance positions. Mr. Shahbazian holds an M.B.A. in finance from the University of Southern California, Los Angeles, California, and a B.S. in business from California State University, Fresno.

Michael Sayer has served as our Executive Vice President, Worldwide Sales since August 2003. Prior to joining Niku, Mr. Sayer served as the Chief Executive Officer of Hipbone Corporation, a venture-backed startup company. Prior to that role, Mr. Sayer spent over 20 years in software sales and was in charge of a number of sales organizations in the United State and Europe, including the Remedy Europe organization. Mr. Sayer holds a B.S. in industrial engineering from the University of Hertfordshire, U.K.

David Hurwitz is responsible for Niku’s outbound marketing strategies and programs. Mr. Hurwitz has nearly 20 years’ experience in enterprise application management and marketing. Most recently he was VP of Marketing and Strategy at Perfect Commerce, Inc., a provider of strategic sourcing and enterprise supply management software. Earlier, he was President and CEO of ConsenSys Software Corp., a product lifecycle management pioneer. Mr. Hurwitz began his career at ASK Computer Systems, the early leader in enterprise applications, where he developed and brought to market several products in the MANMAN product line. Mr. Hurwitz holds a B.S. in industrial engineering from the Rochester Institute of Technology in Rochester, New York.

Mark Moore has served as our Executive Vice President, Products and Services since September 2003. Mr. Moore served as our Chief Technology Officer from August 2000 to February 2001, and as our Senior Vice President, Development from March 2001 to August 2003. Before joining Niku, Mr. Moore had over 14 years industry experience and was the Vice President of Engineering and a founding member of Listen.com, a co-founder and Vice President of Development at Diba, and Oracle’s Director of Interactive Services for its media server division, and worked for seven years in the Oracle Kernel Development Team. Mr. Moore holds a B.S. in computer science from Northwestern University, Evanston, Illinois.

Jules Ehrlich is responsible for Niku’s global services organization. Previous to this assignment, he served as Niku’s Vice President of Product Management. Mr. Ehrlich has 24 years of experience in general systems consulting, customer relationship management, project management, financial and cost accounting, database modeling and programming, and commercial auditing. Prior to Niku, he worked at Paradigm Software Technologies, Baysys Consulting Group, Spicer Oppenheim, and PricewaterhouseCoopers. Mr. Ehrlich holds a bachelor of accounting degree from the University of the Witwatersrand, Johannesburg, South Africa, and although not currently practicing, is a qualified accountant and has worked as a Chartered Accountant and CPA.

Ravi Chiruvolu has been a director of Niku since October 2002. Mr. Chiruvolu serves on the board’s Compensation Committee, Audit Committee, and Nominating Committee. Mr. Chiruvolu has been a general partner of Charter Ventures since June 2000. From October 1998 to June 2000, Mr. Chiruvolu served as a principal of Alta Partners. From June 1996 to October 1998, Mr. Chiruvolu was a general manager of Peapod, Inc., an online grocer. From May 1995 to June 1996, Mr. Chiruvolu worked in the corporate strategy group of Ameritech, Inc, a regional Bell operating company. Mr. Chiruvolu is also a member of the boards of directors of several private companies. Mr. Chiruvolu holds an M.B.A. from Harvard University and a M.S. and B.S. in mechanical engineering from MIT.

Matt Miller has been a director of Niku since February 2003, in connection with a private placement we entered into with various investors, led by Walden VC. Mr. Miller serves on the board’s Compensation Committee and Nominating Committee. Mr. Miller has served as a general partner of Walden VC since January 2002. From April 2000 to January 2002, Mr. Miller served as President and later as Chief Executive Officer of Moai Technologies, a software company. From July 1996 to April 2000, Mr. Miller served as Vice President and General Manager of Remedy Corporation, a software company. Mr. Miller holds an M.B.A. in finance and marketing from Columbia University and a B.A. in psychology from Cornell University.

Samuel Spadafora has been a director of Niku since November 2004. Mr. Spadafora serves on the board’s Audit Committee and Compensation Committee. Mr. Spadafora has been chairman of the board of directors of Chordiant Software, Inc. since November 1999. Mr. Spadafora served as chief executive officer and a director of Chordiant from June 1998 to January 2002. From April 1994 to June 1998, Mr. Spadafora served as vice president of worldwide field operations for the microelectronic business of Sun Microsystems, a computer systems and networking company. Mr. Spadafora serves as a member of the board of directors of Embarcadero Technologies, Inc., an information technology company. Mr. Spadafora holds a B.A. in marketing from Eastern Michigan University.

Edward F. Thompson has been a director of Niku since August 2001. Mr. Thompson serves on the board’s Audit Committee and Nominating Committee. Mr. Thompson has served as a senior advisor to the board of directors of Fujitsu Limited and as a director of several Fujitsu subsidiaries or portfolio companies since 1995. From 1976 to 1994, Mr. Thompson served in a series of management positions with Amdahl Corporation including, from August 1983 to June 1994, Chief Financial Officer and Secretary of Amdahl and, from October 1985 to June 1994, Chief Executive Officer of Amdahl Capital Corporation. Mr. Thompson is a member of the boards of directors of Stratex Networks, Inc., a networking company, and SonicWall, Inc., an internet security company. He is also a member of the boards of directors and strategic advisory boards of several private companies. Mr. Thompson holds a M.B.A. in operations research and finance from Santa Clara University and a B.S. in aeronautical engineering from the University of Illinois.

Peter Thompson has been a director of Niku since December 2002. Mr. Thompson heads BT Group’s strategic development in Information and Communications Technology services delivery. He was director of Technology Consulting at BTexact Technologies, a division of BT Group, from April 2000 until May 2003. From April 1998 to April 2000, Mr. Thompson served as the General Manager of Integrated Business Solutions at BT. Prior to this, Mr. Thompson held various management positions at BT Wholesale, a division of BT, and the BT/MCI joint venture. Mr. Thompson holds an Honors degree in electronic and electrical engineering from Loughborough University of Science and Technology, U.K.

SELLING STOCKHOLDER

The following table sets forth information as of November 30, 2004 regarding beneficial ownership of the selling stockholder that is selling shares of our common stock pursuant to this prospectus supplement.

	Shares Beneficially Owned Prior to this Offering		Number of Shares Being Offered		Shares Beneficially Owned After this Offering
Beneficial Owner	Number of Shares	Percent(1)			Number of Shares		Percent(2)
Walden VC II, L.P. and related funds (3) 750 Battery Street, 7th Floor San Francisco, CA 94111	1,729,921	13.57%	1,391,222	(4)	338,699	(5)	2.36%

(1)	Percentage is based on 12,746,306 shares of common stock outstanding as of November 30, 2004.

(2)	Percentage is based on 14,355,084 shares of common stock outstanding after this offering, based on the number of shares of common stock outstanding on November 30, 2004.

(3)	Represents 1,275,706 shares held by Walden VC II, L.P.; 163,520 shares held by Walden SBIC, L.P.; 14,126 shares held by Walden Capital Partners II, L.P.; 115,516 shares held by Walden VC II Side, L.P.; 5,727 shares held by Walden Investors; 39,641 shares held by Walden Management Co. Pension Fund; 32,275 shares held by Walden Management Corporation, 2,864 shares held by Walden Capital Partners; 48,271 shares held by the George Sarlo Revocable Trust dated 12/23/91; and 32,275 shares held by Sarlo-Berliner, Inc. Each disclaims beneficial ownership of the reported securities except to the extent of its pecuniary interest therein. Messrs. Matt Miller, Larry Marcus, Steve Eskenazi, Art Berliner, George Sarlo and Phil Sanderson possess voting and dispositive power over the shares held by Walden VC and certain of its affiliated interests. Mr. Miller has been a director since February 2003 and Mr. Sanderson has been a non-voting observer to our board since that date.

(4)	Represents 1,275,706 shares held by Walden VC II, L.P. and 115,516 shares held by Walden VC II Side, L.P.

(5)	Represents 163,520 shares held by Walden SBIC, L.P.; 14,126 shares held by Walden Capital Partners II, L.P.; 5,727 shares held by Walden Investors; 39,641 shares held by Walden Management Co. Pension Fund; 32,275 shares held by Walden Management Corporation, 2,864 shares held by Walden Capital Partners; 48,271 shares held by the George Sarlo Revocable Trust dated 12/23/91; and 32,275 shares held by Sarlo-Berliner, Inc. Walden VC II, L.P. and Walden VC II Side, L.P. disclaim beneficial ownership of securities held by such entities except to the extent of their respective pecuniary interest therein.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the material terms and provisions of our common stock. For additional information on the terms of our common stock, please refer to our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws that are incorporated by reference into the registration statement of which this prospectus supplement forms a part.

Common Stock

Under our Amended and Restated Certificate of Incorporation we may issue up to 60,000,000 shares of common stock. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available for that purpose. In the event of liquidation, dissolution or winding up of Niku, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to any preferential rights of any then outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are fully paid and non-assessable.

Our common stock is listed on the Nasdaq National Market under the symbol “NIKU.” The transfer agent and registrar for our common stock is Computershare Investor Service, L.L.C., 2 North LaSalle Street, Chicago, IL 60602.

Preferred Stock

Under our Amended and Restated Certificate of Incorporation we may issue up to 10,000,000 shares of preferred stock. No shares of preferred stock or options to purchase preferred stock are currently outstanding. Our board of directors has the authority, without further action by the stockholders, to issue up to the maximum authorized number of shares of preferred stock in one or more series. The board of directors also has the authority to designate the rights, preferences, privileges and restrictions of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series. The rights, preferences, privileges and restrictions of each series will be fixed by the certificate of designation relating to that series. Any or all of the rights of the preferred stock may be greater than the rights of the common stock.

The issuance of preferred stock without further action by the stockholders may have the effect of delaying, deferring or preventing a change in control of Niku. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock.

Warrants

We currently have warrants to purchase 3,677 shares of our common stock outstanding. The warrants were issued in connection with the private placement which closed in February and April 2003 and have an exercise price of $3.40 per share and a five-year term.

Registration Rights

In connection with the private placement, we entered into a registration rights agreement with the investors that participated in the private placement. The registration rights agreement required us to file with the SEC, a shelf registration statement registering the resale of the shares of common stock issued in the private placement and issuable upon the exercise of the warrants, which we filed in April 2003 and which is currently effective. The registration rights terminate in two years, unless the shares are earlier sold or may be sold without registration. In addition, the investors also have piggyback registration rights to include their shares of common stock in any registration statement we file to register securities for our own account. These piggyback registration rights terminate in five years, unless the shares are earlier sold or may be sold without registration. Holders of these registration rights have waived the exercise of these registration rights in connection with the filing of this prospectus supplement.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc., Needham & Company, Inc., SG Cowen & Co., LLC and America’s Growth Capital, LLC, have severally agreed to purchase from us and the selling stockholder the following respective numbers of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

Underwriters	Number of Shares
Deutsche Bank Securities Inc.
Needham & Company, Inc.
SG Cowen & Co., LLC
America’s Growth Capital, LLC

Total	3,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of common stock offered by this prospectus supplement, other than those covered by the over-allotment option described below, if any of these shares are purchased.

We have been advised by the representatives of the underwriters that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus supplement and to dealers at a price that represents a concession not in excess of $            per share under the public offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than $             per share to other dealers. After the public offering, representatives of the underwriters may change the offering price and other selling terms.

We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to 450,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus supplement. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus supplement. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the 3,000,000 shares are being offered.

The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions are 5.5% of the public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters’ over-allotment option:

Total Fees
	Fees per Share	Without Exercise of Over-Allotment Option	With Full Exercise of Over-Allotment Option
Discounts and commissions paid by us	$	$	$
Discounts and commissions paid by the selling stockholder	$	$	$

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $500,000.

We and the selling stockholder have agreed to indemnify the underwriters against specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

Each of our directors, the selling stockholder, Joshua Pickus and Michael Shahbazian has agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of at least 90 days after the date of this prospectus supplement without the prior written consent of Deutsche Bank Securities Inc., subject to a potential extension of the lock-up period for up to an additional 18 days under certain circumstances. This consent may be given at any time without public notice. We have entered into a similar agreement with the representatives of the underwriters. There are no agreements between the representatives and any of our directors, the selling stockholder, Mr. Pickus or Mr. Shahbazian releasing them from these lock-up agreements prior to the expiration of the up to 108-day period.

In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of common stock from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to completion of the offering.

Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases, along with the imposition of a penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

In connection with this offering, the underwriters may engage in passive market making transactions in our common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

A prospectus supplement and the accompanying prospectus in electronic format are being made available on Internet web sites maintained by one or more of the lead underwriters of this offering and may be made available on web sites maintained by other underwriters. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus supplement and the accompanying prospectus or the registration statement of which the prospectus supplement and the accompanying prospectus form a part.

America’s Growth Capital, LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in July 2003 and since then has acted as an underwriter in five public offerings of securities, excluding this offering. America’s Growth Capital, LLC does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

LEGAL MATTERS

The validity of the common stock offered pursuant to this prospectus supplement will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California, special counsel to Niku Corporation. Certain legal matters in connection with this offering will be passed upon for the underwriters by Fenwick & West LLP, Mountain View, California.

EXPERTS

The consolidated financial statements and the related consolidated financial statement schedule as of January 31, 2004 and 2003 and for each of the years in the three-year period ended January 31, 2004 incorporated by reference in this prospectus supplement from our Annual Report on Form 10-K for the year ended January 31, 2004 have been audited by KPMG LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of this offering. The documents we incorporate by reference into this prospectus are:

(a) Our Quarterly Report on Form 10-Q for the quarter ended October 31, 2004;

(b) Our Quarterly Report on Form 10-Q for the quarter ended July 31, 2004;

(c) Our Quarterly Report on Form 10-Q for the quarter ended April 30, 2004;

(d) Our Annual Report on Form 10-K for the fiscal year ended January 31, 2004, including portions of our Proxy Statement for our 2004 Annual Meeting of Stockholders to the extent specifically incorporated by reference therein;

(e) Our Current Report on Form 8-K filed on February 26, 2004 (except to extent furnished and not filed with the SEC);

(f) Our Current Report on Form 8-K filed on May 18, 2004 (except to extent furnished and not filed with the SEC);

(g) Our Current Report on Form 8-K filed on August 17, 2004 (except to extent furnished and not filed with the SEC);

(h) Our Current Report on Form 8-K filed on November 16, 2004 (except to extent furnished and not filed with the SEC);

(i) Our Current Report on Form 8-K filed on November 23, 2004;

(j) Our Current Report on Form 8-K filed on December 1, 2004; and

(k) The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on January 6, 2000 under Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

We will furnish to you without charge upon your request a copy of any of the documents incorporated in this prospectus supplement and any statement in, or incorporated in, this prospectus supplement by reference, other than the exhibits to those documents unless those exhibits are specifically incorporated by reference. For a copy of any of the documents you should contact Niku Corporation, 305 Main Street, Redwood City, CA 94063, telephone number (650) 298-4600, Attention: Corporate Secretary.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934. We therefore file periodic reports, proxy statements and other information with the SEC. These reports may be obtained by visiting the Public Reference Room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549, or by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically.

Our internet address is www.niku.com. We make available, free of charge, through our internet website copies of our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to those reports, if any, filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as soon as reasonably practicable after filing such material electronically or otherwise furnishing it to the SEC.

We have filed a registration statement on Form S-3 regarding this offering with the SEC under the Securities Act of 1933. This prospectus supplement, which constitutes a part of the registration statement, does not contain all the information contained in the registration statement, certain items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. You should refer to the registration statement and its exhibits to read that information. Statements made in this prospectus supplement as to the content of any contract, agreement or other document are not necessarily complete and you should refer to the contracts, agreements and other documents attached as exhibits to the registration statement for a more complete description of the agreements, contracts and other documents.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide information different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement and the accompanying prospectus, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of the common stock.

PROSPECTUS SUPPLEMENT

3,000,000 Shares

Common Stock

Deutsche Bank Securities

Needham & Company, Inc.

SG Cowen & Co.

America’s Growth Capital

Prospectus Supplement

December     , 2004

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by the registrant in connection with the offerings described in this registration statement. In addition to the costs and expenses set forth below, we will pay any selling commissions and brokerage fees and any applicable taxes and fees and disbursements (Sales Fees) with respect to securities registered by this prospectus which we may sell, but these fees cannot be predicted with any certainty at this time due to the uncertainty as to the number of such securities. All of the amounts shown are estimates except the Securities and Exchange Commission (SEC) registration fee.

SEC registration fee	$12,670
Legal fees and expenses	200,000
Accounting fees and expenses	150,000
Financial printers fees and expenses	100,000
Nasdaq National Market listing fee	34,500
NASD fee	6,438
Miscellaneous expenses	1,392

Total	$505,000

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, we have entered into Indemnification Agreements with our directors and officers. We also have purchased and maintained insurance for our officers, directors, employees and agents against liabilities that an officer, a director, an employee or an agent may incur in his or her capacity as such.

Item 16. Exhibits

Exhibit Number	Description of Exhibit
1.1	Form of Equity Underwriting Agreement. *

1.2	Form of Debt Underwriting Agreement.*

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to the Registrant’s Fiscal 2000 Annual Report on Form 10-K filed on April 28, 2000).

3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation dated November 20, 2002 (incorporated by reference to the Current Report on Form 8-K filed on November 21, 2002).

3.3	Certificate of Amendment to the Amended and Restated Certification of Incorporation dated December 3, 2003 (incorporated by reference to the Registrant’s Quarterly Report for the quarter ended October 31, 2003 on Form 10-Q filed on December 15, 2003).

Exhibit Number	Description of Exhibit

3.4	Registrant’s Amended and Restated Bylaws (incorporated by reference to the Registrant’s 2003 Annual Report on Form 10-K filed on April 15, 2003).

4.1	Form of Specimen Certificate for Common Stock (incorporated by reference to the Registrant’s Registration Statement on Form S-1 filed on December 22, 1999).

4.2	Form of Certificate of Designation for the Preferred Stock (together with preferred stock certificate).*

4.3	Form of Senior Indenture.**

4.4	Form of Subordinated Indenture.**

4.5	Form of Senior Note (included in Exhibit 4.3).

4.6	Form of Subordinated Note (included in Exhibit 4.4).

4.7	Form of Warrant Agreement (together with form of Warrant Certificate).**

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

12.1	Statement Re: Computation of Earnings to Fixed Charges.**

23.1	Independent Auditors’ Consent.

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

24.1	Powers of Attorney.**

25.1	Form T-1 Statement of Eligibility of Trustee for Senior Indenture, Subordinated Indenture and Warrants under Trust Indenture Act of 1939.**

*	To be filed by amendment, by a report on Form 8-K pursuant to Item 601 of Regulation S-K or, where applicable, incorporated herein by reference from a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939.

**	Previously filed.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Niku Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Redwood City, state of California, on December 6, 2004.

NIKU CORPORATION

By:	/s/ Joshua Pickus
Name:	Joshua Pickus
Title:	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons, in the capacities indicated, as of December 6, 2004.

Signature	Title

/s/ Joshua Pickus Joshua Pickus	Chief Executive Officer (Principal Executive Officer and Chairman of the Board of Directors)

/s/ Michael Shahbazian Michael Shahbazian	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Ravi Chiruvolu	Director

* Matt Miller	Director

* Edward F. Thompson	Director

* Peter Thompson	Director

*By:	/s/ Joshua Pickus
Joshua Pickus
(Attorney-in-fact)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Joshua Pickus and Michael Shahbazian, and each of them individually (with full power to each of them to act alone), as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the SEC in connection with the registration of these securities of the registrant, including to sign this registration statement and any and all amendments (including post-effective amendments) thereto, and to file such registration statement and any and all such amendments or supplements, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ Samuel T. Spadafora Samuel T. Spadafora	Director

Index to the Exhibits

Exhibit Number	Description of Exhibit
1.1	Form of Equity Underwriting Agreement. *

1.2	Form of Debt Underwriting Agreement.*

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to the Registrant’s Fiscal 2000 Annual Report on Form 10-K filed on April 28, 2000).

3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation dated November 20, 2002 (incorporated by reference to the Current Report on Form 8-K filed on November 21, 2002).

3.3	Certificate of Amendment to the Amended and Restated Certification of Incorporation dated December 3, 2003 (incorporated by reference to the Registrant’s Quarterly Report for the quarter ended October 31, 2003 on Form 10-Q filed on December 15, 2003).

3.4	Registrant’s Amended and Restated Bylaws (incorporated by reference to the Registrant’s 2003 Annual Report on Form 10-K filed on April 15, 2003).

4.1	Form of Specimen Certificate for Common Stock (incorporated by reference to the Registrant’s Registration Statement on Form S-1 filed on December 22, 1999).

4.2	Form of Certificate of Designation for the Preferred Stock (together with preferred stock certificate).*

4.3	Form of Senior Indenture.**

4.4	Form of Subordinated Indenture.**

4.5	Form of Senior Note (included in Exhibit 4.3).

4.6	Form of Subordinated Note (included in Exhibit 4.4).

4.7	Form of Warrant Agreement (together with form of Warrant Certificate).**

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

12.1	Statement Re: Computation of Earnings to Fixed Charges.**

23.1	Independent Auditors’ Consent.

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

24.1	Powers of Attorney.**

25.1	Form T-1 Statement of Eligibility of Trustee for Senior Indenture, Subordinated Indenture and Warrants under Trust Indenture Act of 1939.**

*	To be filed by amendment, by a report on Form 8-K pursuant to Item 601 of Regulation S-K or, where applicable, incorporated herein by reference from a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939.

**	Previously filed.